PROSPECTUS SUPPLEMENT
---------------------
(To Prospectus dated July 17, 1996)

                                1,740,000 Shares

                         CARRAMERICA REALTY CORPORATION

           Series A Cumulative Convertible Redeemable Preferred Stock
                           (Par Value $0.01 Per Share)
             (Liquidation Preference Equivalent to $25.00 Per Share)

     CarrAmerica Realty Corporation (the "Company") is a publicly-traded real estate investment trust (a "REIT") that focuses primarily on the acquisition, development, ownership and operation of value office properties in select suburban growth markets across the United States.

     Dividends on the Company's Series A Cumulative Convertible Redeemable Preferred Stock, par value $.01 per share (the "Series A Preferred Shares"), to be offered by this Prospectus Supplement will be cumulative from the date of original issue and will be payable quarterly in arrears on the last calendar day (or if such day is not a business day, the next business day thereafter) of each February, May, August, and November, commencing on or about November 30, 1996 in an amount per share equal to the greater of (i) $1.75 per annum or (ii) the cash dividend (determined on each of the quarterly dividend payment dates referred to above) on the number of shares of Common Stock or portion thereof into which a Series A Preferred Share is convertible. See "Description of Series A Preferred Shares -- Dividends."

     The Series A Preferred Shares are convertible, at the holder's option, at any time beginning six months from the date of original issuance, into that number of shares of Common Stock obtained by dividing the aggregate liquidation preference of such shares by the conversion price then in effect. The initial conversion price shall be $25.00 (equivalent to a conversion rate of one share of Common Stock for each Series A Preferred Share), which shall be adjusted as provided in the Articles Supplementary relating to the Series A Preferred Shares. See "Description of Series A Preferred Shares -- Conversion Rights."

     The Series A Preferred Shares are not redeemable prior to October 25, 1999. On and after such date, the Series A Preferred Shares may be redeemed in whole or in part, at the option of the Company, at a redemption price of $25.00 per share, plus all accrued and unpaid dividends. See "Description of Series A Preferred Shares -- Redemption." The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption.

     The Series A Preferred Shares will not be listed on the New York Stock Exchange ("NYSE"), although an application for listing of the Common Stock into which the Series A Preferred Shares are convertible will be made with the NYSE. The Series A Preferred Shares offered by this Prospectus Supplement are being offered for cash to the parties identified herein.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
          ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

THE ATTORNEY  GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE
    MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

  ==================================================================================================================================
                                                        Price to                   Underwriting                     Proceeds to
                                                       Public (1)                  Discount (2)                   Company (1)(3)
  ----------------------------------------------------------------------------------------------------------------------------------
  Per  Share.......................                      $25.00                         $0.25                        $24.75
  ----------------------------------------------------------------------------------------------------------------------------------
  Total............................                    $43,500,000                    $435,000                     $43,065,000
  ==================================================================================================================================

---------------------------

(1)  Plus accrued dividends, if any, from the date of original issue.
(2) The Company has agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Plan of Distribution."
(3)  Before deducting expenses payable by the Company estimated at $150,000.


           The date of this Prospectus Supplement is October 24, 1996.

                                   THE COMPANY

General

     CarrAmerica Realty Corporation (together with its subsidiaries, the "Company") is a publicly-traded real estate investment trust (a "REIT") that focuses primarily on the acquisition, development, ownership and operation of value office properties in select suburban growth markets across the United States. "Value office" property describes office space which combines the elements of affordability, accessibility and flexibility with regard to customer needs. As of September 30, 1996, the Company owned interests in a portfolio of 88 operating office properties containing approximately 10.1 million square feet of space. As of September 30, 1996, the Company also had entered into agreements to acquire 28 additional office properties containing approximately 3,171,000 square feet of space. In addition, as of September 30, 1996, the Company provided fee-based real estate services for properties containing in excess of 7 million square feet of office space that are owned by third parties.

     The Company's experienced staff of over 450 employees, including over 325 on-site building employees, provides a full range of real estate services. The Company's principal executive offices are located at 1700 Pennsylvania Avenue, N.W., Washington, D.C. 20006, and its telephone number is (202) 624-7500. The Company was organized as a Maryland corporation on July 9, 1992.

Business Strategy

     National Suburban Office Strategy. The Company believes that the office sector of the real estate industry has been unable to effectively meet the needs of a dynamically changing corporate America. The office sector has been characterized, at the local level, by highly fragmented ownership and merchant builders with short-term investment horizons and, at the national level, by passive institutional investors who are not familiar with local markets. The Company is implementing a national business strategy that includes acquiring, developing, owning and operating value office properties throughout the United States in select suburban growth markets. The Company seeks to provide value office space on a national scale to meet the changing needs of corporate users of office space.

     The Company's business strategy is responsive to the growing trend among corporate office space users toward relocating their operations from central business districts to suburban markets in order to reduce operating costs and to improve their employees' quality of life. The resulting increase in demand for suburban office space has not been met by a corresponding increase in supply; rather, the volume of new office construction in suburban markets has declined dramatically from the end of 1986 to the end of 1995. Over the last several years, positive net absorption of vacant suburban office space has resulted in a decline in national office vacancy rates in suburban markets from 23.8% at the end of 1986 to 13.4% at the end of 1995. Vacancy rates in central business districts have not similarly declined. The Company believes that the demand for suburban office space will remain strong.

     The Company is pursuing its business strategy initially by acquiring office properties in suburban growth markets at what the Company believes are attractive discounts to replacement cost. In the future, if acquisition costs approach those of new office development, the Company will consider developing value office properties in select suburban growth markets. Of the 88 properties owned by the Company as of September 30, 1996, 68 have been acquired as part of the Company's business strategy.

         Target  Market  Selection.   The  Company's  objective  is  to  achieve
long-term sustainable growth by acquiring and developing value office properties in suburban markets throughout the United

States that exhibit strong growth characteristics. The Company generally is focusing its acquisition efforts in the Pacific, Mountain, Central and Southeast regions of the country.

     Within these general regions, the Company seeks markets in which operating costs for businesses are relatively low, long-term population and job growth are expected to exceed the national average, and barriers to entry exist for new supply of office space. In addition, the Company targets markets that will enable it to maintain an economically diverse tenant base to reduce the risk that the Company's operations will be adversely affected by a single industry recession. It also is important that a target market be large enough to permit the Company to acquire a critical mass of properties in order to benefit from certain operational economies of scale resulting from the geographic clustering of properties. The Company analyzes its target markets on a quarterly basis to determine if new office supply, or vacating office space, will materially impact the supply/demand characteristics in the given markets.

     Since commencing the implementation of its national business strategy, the Company has acquired properties in the following markets: Northern California;
suburban Chicago; southeast Denver; suburban Seattle; Southern California; Northern Virginia; and suburban and downtown Austin, Texas. In addition, the Company has entered into agreements to acquire properties in suburban Atlanta, suburban Phoenix, southern Florida, and suburban Dallas. These markets fit within the Company's identified parameters for target market selection and the Company's acquisitions in these markets fall within its general acquisition guidelines. The Company also is actively considering other markets in which it may acquire additional properties.

     General Acquisition Guidelines. The Company has established a set of general guidelines and physical characteristics to evaluate available acquisition opportunities within the Company's identified target markets. These guidelines include the following: (i) the purchase price of an office property typically should be at a discount to the replacement cost of a comparable office property; (ii) rents of existing tenants in the office property typically should be at or below the current market rents for the given target market and asset type; and (iii) an office property generally should be low-rise, with flexible floor plates that are conducive to accommodating a variety of office space user needs. The Company looks for office properties that have ample parking and that are conveniently located near amenities and major transportation arteries. The Company uses its market officers, local brokers and real estate professionals within its specific target markets to identify the best available locations within a particular market. The Company believes that these guidelines enable it to more efficiently identify, analyze and act upon acquisition opportunities.

     National Operating System. To execute its national office strategy, the Company has created a national operating system consisting of a network of market officers and is creating a national service and development program.

     A key component of the Company's national operating system is a network of market officers in the Company's target markets where office properties have been or will be acquired. The Company's market officers are seasoned real estate professionals knowledgeable about the local real estate conditions in the target market where they are employed. Market officers are primarily responsible for maximizing the performance of the Company's office properties in their markets and ensuring that the needs of the Company's customers are being met. Additionally, market officers are responsible for identifying new investments in their market, although they do not commit or deploy the Company's capital. All capital allocation decisions are made by the Company's management investment committee. The Company has hired market officers for its target markets in Southern California, suburban Seattle, suburban Chicago, southeast Denver, Austin, Texas and Washington, D.C., and has entered into agreements to hire market officers in suburban Atlanta and southern Florida, pending completion of acquisitions in these markets.

     The Company's national service program will provide uniform customer service and performance standards for all of the Company's properties. In addition, the national service program will focus on building on the Company's established relationships with corporate office space users in order to understand and better address the national real estate needs of major corporations. The Company's national development program will identify build-to-suit and inventory development opportunities where market conditions warrant such activities. The Company's goal is to allocate approximately 5% of its capital to be invested in land suitable for development; however, that percentage may change based on market conditions.

     To create and implement its national operating system, the Company has hired several real estate professionals with national operational experience. The Company expects to augment its management team with additional experienced professionals to meet the requirements of its business strategy and growth plans. As its national operating system matures, the Company expects that all acquisition sourcing services will be provided by employees of the Company.

Real Estate Services

     Historically, the Company has provided operational services for its properties, and the Company intends, in the long term, to continue to do so. Certain facts or circumstances, however, may require that the Company use third-party real estate service providers for certain properties. In particular, during a transitional period immediately following the acquisition of a property, the Company may use a third-party real estate service provider. As of September 30, 1996, the Company provided its own operational services for 80 of the properties. Six of the eight properties for which the Company did not provide operational services as of September 30, 1996 were recently acquired. The Company, through certain management subsidiaries, provides fee-based real estate services for more than 35 office buildings in the Washington, D.C. metropolitan area for related and unrelated parties.


                               RECENT DEVELOPMENTS

New Acquisitions

     Consistent with the Company's strategy of acquiring office properties in suburban growth markets, the Company has significantly expanded its portfolio of office properties in 1996, acquiring 68 office properties across the country through September 30, 1996 for an aggregate purchase price of approximately $550 million. The acquired properties satisfy the Company's general acquisition guidelines as described in "The Company -- Business Strategy" above. These properties have been acquired in the following seven target markets: Northern California (9 properties); Suburban Chicago (2 properties); Southeast Denver (10 properties); Suburban Seattle (10 properties); Southern California (22
properties);   Northern   Virginia  (4  properties);   and  Austin,   Texas  (11
properties).

     In addition, the Company is continuing to aggressively pursue acquisitions in target markets (including Atlanta, southern Florida, Phoenix and Dallas, markets in which the Company currently does not own any properties) that meet the Company's general acquisition guidelines for property quality, market strength and investment return. To this end, the Company has entered into agreements to acquire additional office properties containing a total of 3,171,000 square feet of office space. In addition, the Company has entered into agreements to acquire, or is negotiating to acquire, land or options to acquire land which in the aggregate would support the development of approximately 500,000 square feet of office space. There can be no assurance that any of these transactions will be consummated.

Financing Activity

     In May 1996, the Company entered into a revolving credit agreement with Morgan Guaranty Trust Company of New York providing for unsecured borrowings of up to $215 million (the "Line of Credit"). The Line of Credit, which has been utilized to fund a portion of the Company's recent acquisitions, will be used to fund future acquisitions. In addition, funds from the Line of Credit will be available to finance future office property development and capital expenditures and for working capital purposes. The Line of Credit is scheduled to mature on July 30, 1998, subject to a one-year extension if requested by the Company and approved by the lenders. As of September 30, 1996, approximately $188 million was available for draw under the Line of Credit, of which $72 million had been drawn by the Company. The Line of Credit bears a floating interest rate, which approximated 7.25% as of September 30, 1996. In October 1996, the maximum amount available for borrowings under the Line of Credit was increased to $325 million.

     In July 1996, the Company consummated a public offering and a concurrent private placement of its Common Stock, par value $.01 per share ("Common Stock") that raised net proceeds of approximately $216.3 million. The net proceeds of the offering were used to pay down indebtedness under the Line of Credit and to acquire properties.

Security Capital U.S. Realty Transaction

     On February 26, 1996, the stockholders of the Company approved the investment by Security Capital U.S. Realty ("USRealty") of approximately $250 million in the Company. The transaction was effected through the sale and issuance of 11,627,907 shares of Common Stock to USRealty in a private sale transaction that was consummated on April 30, 1996 (the "USRealty Transaction"). As of September 30, 1996, USRealty owned approximately 43.5% of the outstanding shares of Common Stock of the Company (36.75% on a fully diluted basis after giving effect to the conversion of all outstanding convertible securities into Common Stock). Concurrently with the closing of the USRealty Transaction, the Company changed its name from Carr Realty Corporation to CarrAmerica Realty Corporation.


                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Series A Preferred Shares offered hereby are estimated to be approximately $42.9 million. The Company intends to use the net proceeds to fund acquisitions, either through direct purchase or repayment of Line of Credit borrowings incurred to fund acquisitions, and for general corporate purposes. Pending such uses, the net proceeds may be invested in short-term, income-producing investments such as commercial paper, government securities or money market funds that invest in government securities.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1996 on an historical basis and on a pro forma basis, giving effect to (i) completion of this offering of Series A Preferred Shares, (ii) completion of the July 1996 offering of common stock and the USRealty Transaction, (iii) the acquisition of office properties and land that have been consummated since June 30, 1996 and the acquisition of other office properties and land that the Company expects to consummate in the near future and the assumption of any related debt not repaid at closing, and the draw on the Line of Credit necessary to complete all anticipated acquisitions of $152 million as of June 30, 1996.

                                                                                         June 30, 1996
                                                                              -----------------------------------
                                                                              Historical              Pro Forma
                                                                              ----------              ----------
                                                                                        (In thousands)

Debt ..................................................................    $     452,993             $   694,750
Other liabilities......................................................           14,540                  20,371

Minority interest......................................................           34,498                  52,111

Stockholders' equity:
   Series A Preferred Shares, $.01 par value;  15,000,000 total preferred  shares  authorized; 1,740,000 Series A Preferred
    Shares authorized, issued and outstanding..........................                                       17
   Common Stock, $.01 par value, 90,000,000 shares authorized;
     25,200,469 shares issued and outstanding; 35,523,879
     shares issued and outstanding on a pro forma basis................              252                     356
   Additional paid-in capital..........................................          372,070                 632,662
   Cumulative dividends paid in excess of net income...................          (35,686)                (35,686)
                                                                                ---------                --------

   Total stockholders' equity..........................................          336,636                 597,349
                                                                                --------                --------
   Total capitalization................................................      $   838,667           $   1,364,581
                                                                             ===========           =============


                       RATIOS OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges for the six months ended June 30, 1996 was 1.68, and for the period from February 16, 1993 (commencement of operations) to December 31, 1993 and for the years ended December 31, 1994 and 1995 was 1.75, 1.81, and 1.91 respectively.

     The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before gains from sales of property and extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized), the amortization of debt issuance costs and rental expense deemed to represent interest expense. There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges. On a pro forma basis, the ratio of earnings to combined fixed charges and preferred stock dividends was 1.79 for the six months ended June 30, 1996 and 1.92 for the year ended December 31, 1995.

                    DESCRIPTION OF SERIES A PREFERRED SHARES

     The summary of certain terms and provisions of the Series A Preferred Shares contained in this Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the terms and provisions of the Articles Supplementary relating to the Series A Preferred Shares (the "Articles Supplementary").

General

     The Company's Board of Directors is authorized to issue, from the authorized but unissued shares of capital stock of the Company, preferred shares in series and to establish from time to time the number of preferred shares to be included in such series and to fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the shares of each such series.

     When issued, the Series A Preferred Shares will be validly issued, fully paid and nonassessable. The holders of the Series A Preferred Shares will have no preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Series A Preferred Shares will not be subject to any sinking fund or other obligation of the Company to redeem or retire the Series A Preferred Shares.

     The transfer agent, registrar and dividend disbursing agent for the Series A Preferred Shares will be Boston EquiServe.

Ranking

     The Series A Preferred Shares will rank senior to the Common Stock with respect to payment of dividends and amounts upon liquidation, dissolution or winding up.

     While any Series A Preferred Shares are outstanding, the Company may not authorize, create or increase the authorized amount of any class or any security convertible into shares of any class that ranks senior to the Series A Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up without the consent of the holders of two-thirds of the outstanding Series A Preferred Shares and Parity Shares (as defined below), voting as a single class. However, the Company may create additional classes of stock, increase the authorized number of preferred shares or issue series of preferred shares ranking on a parity with the Series A Preferred Shares with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up (a "Parity Share") without the consent of any holder of Series A Preferred Shares. See "--Voting Rights" below.

Dividends

     Holders of the Series A Preferred Shares shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash dividends in an amount per share equal to the greater of (i) $1.75 per annum or (ii) the cash dividends (determined on each of the quarterly dividend payment dates referred to below) paid on the number of shares of Common Stock, or portion thereof, into which a Series A Preferred Share is convertible. Such dividends shall be cumulative from the date of original issue and shall be payable quarterly in arrears on the last calendar day (or if such day is not a business day, the next business day thereafter) of each February, May, August and November (each, a "Dividend Payment Date"). The first dividend, which will be paid on or about November 30, 1996, will be for less than a full quarter. Such dividends and any dividends payable on the Series A Preferred Shares for any partial dividend period will be computed on the basis of the actual number of days in such period. Dividends will be payable to holders of record as they appear in the records of the Company at the close of business on the applicable record date, which shall be on such date designated by the Board of Directors of the Company for the payment of dividends that is not more than 50 days prior to such Dividend Payment Date (each, a "Dividend Record Date"). Accrued and unpaid dividends for any past dividend periods may be declared and paid at any time and for such interim periods to holders of record on the Dividend Record Date. Any dividend payment made on the Series A Preferred Shares will first be credited against the earliest accrued but unpaid dividend due with respect to the Series A Preferred Shares that remains payable.

     Except as provided in the next sentence, no dividends will be declared or paid on any Parity Shares unless full cumulative dividends have been declared and paid or are contemporaneously declared and funds sufficient for payment set aside on the Series A Preferred Share for all prior dividend periods. If accrued dividends on the Series A Preferred Shares for all prior dividend periods have not been paid in full, then any dividend declared on the Series A Preferred Shares and on any Parity Shares for any dividend period will be declared ratably in proportion to accrued and unpaid dividends on the Series A Preferred Shares and such Parity Shares.

     The Company will not (i) declare, pay or set apart funds for the payment of any dividend or other distribution with respect to any Junior Shares (as defined below) or (ii) redeem, purchase or otherwise acquire for consideration any Junior Shares through a sinking fund or otherwise (other than a redemption or purchase or other acquisition of Common Stock made for purposes of any employee incentive or benefit plan of the Company or any subsidiary), unless (A) all cumulative dividends with respect to the Series A Preferred Shares and any Parity Shares at the time such dividends are payable have been paid or declared and funds have been set apart for payment of such dividends and (B) sufficient funds have been paid or declared and set apart for the payment of the dividend for the current dividend period with respect to the Series A Preferred Shares and any Parity Shares.

     As used herein, (i) the term "dividend" does not include dividends or other distributions payable solely in Fully Junior Shares, or in options, warrants or rights to subscribe for or purchase any Fully Junior Shares, (ii) the term "Junior Shares" means the Common Stock and any other class or series of shares of capital stock of the Company now or hereafter issued and outstanding that ranks junior to the Series A Preferred Shares as to the payment of dividends or in the distribution of assets or amounts upon liquidation, dissolution and winding up and (iii) the term "Fully Junior Shares" means Junior Shares that rank junior to the Series A Preferred Shares both as to the payment of dividends and distribution of assets upon liquidation, dissolution and winding up.

Redemption

     Except as required by the limitation on ownership (see "--Restrictions on Transfer; Ownership Limits" below), the Series A Preferred Shares are not redeemable prior to October 25, 1999. On and after October 25, 1999 the Company, at its option, upon not less than 30 nor more than 90 days' written notice, may redeem the Series A Preferred Shares, in whole or in part, at any time or from time to time, at a redemption price equal to $25.00 per share, plus accumulated, accrued and unpaid dividends thereon to the date fixed for redemption. If fewer than all of the outstanding Series A Preferred Shares are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares), by lot or by any other method determined by the Company in its sole discretion to be equitable.

     Unless full cumulative dividends on all Series A Preferred Shares and any Parity Shares shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series A Preferred Shares shall be redeemed or purchased by the Company except pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series A Preferred Shares.

     Notice of redemption will be mailed at least 30 days but not more than 90 days before the redemption date to each holder of record of Series A Preferred Shares at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of Series A Preferred Shares to be redeemed; (iii) the place or places where certificates for Series A Preferred Shares are to be surrendered for payment of the redemption price; (iv) the then-current Conversion Price (as defined below); and
(v) that dividends on the Series A Preferred Shares will cease to accrue on such redemption date. If fewer than all Series A Preferred Shares are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of Series A Preferred Shares to be redeemed from each such holder. If notice of redemption of any Series A Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of Series A Preferred Shares so called for redemption, then from and after the redemption date, dividends will cease to accrue on the Series A Preferred Shares, such Series A Preferred Shares shall no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

     The holders of Series A Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable with respect to such Series A Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption thereof between such Dividend Record Date and the corresponding Dividend Payment Date or the Company's default in the payment of the dividends due. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series A Preferred Shares which have been called for redemption.

     The Series A Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption. However, in order to preserve the Company's status as a REIT, as defined in the Code, the Series A Preferred Shares may be subject to redemption or exchange as described in the Company's Articles of Incorporation. See "--Restrictions on Transfer; Ownership Limits" below.

Liquidation Preference

     The holders of Series A Preferred Shares will be entitled to receive in the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary, $25.00 per Series A Preferred Share plus an amount per Series A Preferred Share equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution to such holders, and no more.

     Until the holders of Series A Preferred Shares and Parity Shares have been paid their liquidation preference in full, no payment will be made to any holder of Junior Shares upon the liquidation, dissolution or winding up of the Company. If upon any liquidation, dissolution or winding up of the Company, the assets of the Company, or proceeds thereof, distributable among the holders of the Series A Preferred Shares are insufficient to pay in full the liquidation preference with respect to the Series A Preferred Shares and any other Parity Shares, then such assets, or the proceeds thereof, will be distributed among the holders of Series A Preferred Shares and any such Parity Shares ratably in accordance with the respective amounts which would be payable on such Series A Preferred Shares and any such Parity Shares if all amounts payable thereon were paid in full. Neither a consolidation or merger of the Company with another corporation, a statutory share exchange by the Company nor a sale or transfer of all or substantially all of the Company's assets will be considered a liquidation, dissolution or winding up, voluntary or involuntary, of the Company.

Voting Rights

     Except as indicated below, or except as otherwise from time to time required by applicable law, the holders of Series A Preferred Shares will have no voting rights.

     If six consecutive quarterly dividends payable on the Series A Preferred Shares or any Parity Shares are in arrears, whether or not earned or declared, the number of directors then constituting the Board of Directors of the Company will be increased by two, and the holders of Series A Preferred Shares, voting together as a class with the holders of any other series of Parity Shares, will have the right to elect two additional directors to serve on the Company's Board of Directors at any annual meeting of shareholders or a properly called special meeting of the holders of Series A Preferred Shares and such voting Parity Shares and at each subsequent annual meeting of shareholders until all such dividends and dividends for the current quarterly period on the Series A Preferred Shares and such other voting Parity Shares have been paid or declared and paid or set aside for payment. Such voting right will terminate when all such accrued and unpaid dividends have been declared and paid or set aside for payment. The term of office of all directors so elected will terminate with the termination of such voting rights.

     The approval of two-thirds of the outstanding Series A Preferred Shares and all other series of voting Parity Shares similarly affected, voting as a single class, is required in order to (i) amend the Company's Articles of Incorporation to affect materially and adversely the rights, preferences or voting powers of the holders of the Series A Preferred Shares or the voting Parity Shares, (ii) enter into a share exchange that affects the Series A Preferred Shares, consolidate with or merge into another entity, or permit another entity to consolidate with or merge into the Company, unless in each such case each Series A Preferred Share remains outstanding without a material adverse change to its terms and rights or is converted into or exchanged for convertible preferred stock of the surviving entity having preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption thereof identical to that of a Series A Preferred Share (except for changes that do not materially and adversely affect the holders of the Series A Preferred Shares), or (iii) authorize, reclassify, create, or increase the authorized amount of any class of capital stock having rights senior to the Series A Preferred Shares with respect to the payment of dividends or amounts upon liquidation, dissolution or winding up. However, the Company may create additional classes of Parity Shares and Junior Shares, increase the authorized number of Parity Shares and Junior Shares and issue additional series of Parity Shares and Junior Shares without the consent of any holder of Series A Preferred Shares.

     Except as provided above and as required by law, the holders of Series A Preferred Shares are not entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.

Conversion Rights

     The Series A Preferred Shares will be convertible, in whole or in part, at the option of the holders thereof, at any time after April 25, 1997, into authorized but previously unissued shares of Common Stock at a conversion price of $25.00 per Common Stock (equivalent to a conversion rate of one share of Common Stock for each Series A Preferred Share), subject to adjustment as described below (the "Conversion Price"). See "--Conversion Price Adjustments" below. The right to convert Series A Preferred Shares called for redemption will terminate at the close of business on the fifth business day prior to the redemption date for such Series A Preferred Shares. For information as to notices of redemption, see "--Redemption" above. For a description of the Company's Common Stock, see "Description of Common Stock" in the accompanying Prospectus.

     Conversion of Series A Preferred Shares, or a specified portion thereof, may be effected by delivering certificates evidencing such shares, together with written notice of conversion and a proper assignment of such certificates to the Company or in blank, to the office or agency to be maintained by the Company for that purpose. Initially such office will be the office of the Transfer Agent.

     Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for Series A Preferred Shares shall have been surrendered and notice shall have been received by the Company as aforesaid (and if applicable, payment of an amount equal to the dividend payable on such shares shall have been received by the Company as described below) and the conversion shall be at the Conversion Price in effect at such time and on such date.

     Holders of Series A Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion of such shares following such Dividend Record Date and prior to such Dividend Payment Date. However, Series A Preferred Shares surrendered for conversion during the period between the close of business on any Dividend Record Date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of a notice of redemption with respect to a redemption date during such period, which will be entitled to such dividend) must be accompanied by payment of an amount equal to the dividend payable on such shares on such Dividend Payment Date. A holder of Series A Preferred Shares on a Dividend Record Date who (or whose transferee) tenders any such shares for conversion into shares of Common Stock on such Dividend Payment Date will receive the dividend payable by the Company on such Series A Preferred Shares on such date, and the converting holder need not include payment of the amount of such dividend upon surrender of Series A Preferred Shares for conversion. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares or for dividends on the shares of Common Stock issued upon such conversion.

     The Company will not issue fractional shares of Common Stock upon conversion but in lieu thereof will pay cash at the current market price of the Common Stock on the day prior to the conversion date.

Conversion Price Adjustments

     The Conversion Price is subject to adjustment upon certain events, including without limitation (i) dividends (and other distributions) payable in Common Stock, (ii) the issuance to all holders of Common Stock of certain rights or warrants entitling them to subscribe for or purchase Common Stock at a price per share less than the fair market value per share of Common Stock (which, as defined, includes an adjustment for underwriting commissions avoided in rights offerings to shareholders), (iii) subdivisions, combinations and reclassifications of Common Stock, and (iv) distributions to all holders of Common Stock of any capital stock of the Company (other than Common Stock), evidences of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and excluding Permitted Common Stock Cash Distributions, as herein defined). "Permitted Common Stock Cash Distributions" are those cumulative cash dividends and distributions paid with respect to the Common Stock after December 31, 1995 which are not in excess of the following: the sum of (i) the Company's cumulative undistributed funds from operations at December 31, 1995, plus (ii) the cumulative amount of funds from operations, as determined by the Board of Directors of the Company, after December 31, 1995, minus (iii) the cumulative amount of distributions accrued or paid on the Series A Preferred Shares or any other class of preferred stock after the date of this Prospectus Supplement. In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock.

     In the event that the Company shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self tender offer for all or substantially all of the Common Stock or sale of all or substantially all of the Company's assets or certain recapitalizations of the Common Stock), in each case as a result of which all or substantially all Common Stock is converted into the right to receive stock, securities or other property (including cash or any combination thereof), each Series A Preferred Share that is not redeemed or converted prior to such transaction, will thereafter be convertible into the kind and amount of shares of stock and other securities and property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of shares of Common Stock or fraction thereof into which one Series A Preferred Share was convertible immediately prior to such transaction (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). The Company may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

     No adjustment of the Conversion Price will be required to be made in any case until cumulative adjustments amount to 1% or more of the Conversion Price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

Restrictions on Transfer; Ownership Limits

     For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding stock may be owned, directly or indirectly, by five or fewer "individuals" during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. Under the constructive ownership provisions of the Code, stock owned by an entity, including a corporation, life insurance company, mutual fund or pension trust, is treated as owned by the ultimate individual beneficial owners of the entity. Because the Company intends to maintain its qualification as a REIT, the
Company's Articles of Incorporation contain certain restrictions on the ownership and transfer of capital stock, including the Series A Preferred Shares, intended to ensure compliance with these requirements. For a complete description of these restrictions, see "Common Stock--Restrictions on Transfer" in the accompanying Prospectus.

     Subject to certain exceptions specified in the Articles of Incorporation, no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% of any class or series of Preferred Stock. The Board of Directors of the Company has waived this restriction with respect to the acquisition of Series A Preferred Shares for a holder who is not an "individual" within the meaning of Section 542(a)(2) of the Code, so long as, through such holder's ownership of such Series A Preferred Shares, no "individual" would be considered the beneficial owner of more than 5% of the Series A Preferred Shares. If a holder were to acquire more than 5% of the Series A Preferred Shares and such holder did not meet the criteria set forth in the preceding sentence, such holder's shares of Series A Preferred Shares would be subject to the provisions in the Articles of Incorporation relating to a violation of the ownership limits as described in the accompanying Prospectus under the caption "Description of Common Stock--Restrictions on Transfer--Violation of Ownership Limits."


                        FEDERAL INCOME TAX CONSIDERATIONS

     The following is a summary of certain federal income tax matters of general application under the Code pertaining to the acquisition, ownership and disposition of Series A Preferred Shares. This discussion is general in nature and not exhaustive of all possible tax considerations, nor does the discussion address any state, local, or foreign tax considerations. The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to a prospective shareholder in light of its particular circumstance or to certain types of shareholders (including insurance companies, financial institutions, broker-dealers, tax exempt investors, foreign corporations and persons who are not citizens or residents of the United States) subject to special treatment under the federal income tax laws. The Company has not requested and will not request a ruling from the Internal Revenue Service (the "Service") with respect to any of the federal income tax issues discussed below. Prospective investors should consult, and must depend on, their own tax advisors regarding the federal, state, local, foreign and other tax consequences of holding and disposing of Series A Preferred Shares or Common Stock.

Taxation of Holders of Series A Preferred Shares

     Dividends and Other Distributions; Backup Withholding. For a discussion of the taxation of the Company, the treatment of dividends and other distributions with respect to shares of the Company, and the backup withholding rules, see the captions "Federal Income Tax Considerations--Taxation of the Company" and "--Taxation of Holders of Common Stock" in the accompanying Prospectus. In determining the extent to which a distribution on the Series A Preferred Shares constitutes a dividend for tax purposes, the earnings and profits of the Company will be allocated first to distributions with respect to the Series A Preferred Shares.

     Tax Consequences Upon Conversion of Series A Preferred Shares into Common Stock. Generally, except with respect to cash received in lieu of fractional shares, and except in the case of foreign holders of the Series A Preferred Shares under the circumstances described below (see "Special Considerations for Non-U.S. Shareholders"), no gain or loss will be recognized upon the conversion of Series A Preferred Shares into shares of Common Stock. The tax basis of a holder of Series A Preferred Shares (a "Preferred Holder") in the Common Stock received will equal such holder's tax basis in the Series A Preferred Shares surrendered in the conversion reduced by any basis attributable to fractional shares deemed received and the holding period for the Common Stock will include the Preferred Holder's holding period for the Series A Preferred Shares. Based on the Service's present advance ruling policy, cash received in lieu of a fractional share of Common Stock upon conversion of Series A Preferred Shares should be treated as a payment in redemption of the fractional share interest in such Common Stock. See "--Redemption of Series A Preferred Shares" below.

     Deemed Dividends on Series A Preferred Shares. The Conversion Price of the Series A Preferred Shares may be adjusted if the Company makes certain distributions of stock, cash, or other property to its shareholders. While the Company does not presently contemplate making such a distribution, if the Company makes a distribution of cash or other property resulting in an adjustment to the Conversion Price, a Preferred Holder may be viewed as receiving a "deemed distribution" that is taxable as a dividend under Sections 301 and 305 of the Code.

     Sale or Exchange of Series A Preferred Shares. Upon the sale or exchange of Series A Preferred Shares to a party other than the Company, a Preferred Holder will realize a capital gain or loss measured by the difference between the amount realized on the sale or other disposition and the Preferred Holder's adjusted tax basis in the Series A Preferred Shares (provided the Series A Preferred Shares are held as a capital asset). Such gain or loss will be a long term capital gain or loss if the Preferred Holder's holding period with respect to the Series A Preferred Shares is more than one year at the time of sale or exchange. Further, any loss on a sale of Series A Preferred Shares which was held by the Preferred Holder for six months or less and with respect to which capital gain dividend was received will be treated as a long term capital loss, up to the amount of the capital gain dividend received with respect to such shares.

     Redemption of Series A Preferred Shares. The treatment accorded to any redemption by the Company (as distinguished from a sale, exchange or other disposition) of Series A Preferred Shares can only be determined on the basis of particular facts as to each Preferred Holder at the time of redemption. In general, a Preferred Holder will recognize capital gain or loss measured by the difference between the amount received by the Preferred Holder upon the redemption and such holder's adjusted tax basis in the Series A Preferred Shares redeemed (provided the Series A Preferred Shares are held as a capital asset) if such redemption (i) results in a "complete termination" of the Preferred Holders' interest in all classes of stock of the Company under Section 302(b)(3) of the Code, (ii) is "substantially disproportionate" with respect to the Preferred Holders' interest in the Company under Section 302(b)(2) of the Code, or (iii) is "not essentially equivalent to a dividend" with respect to the Preferred Holder under Section 302(b)(1) of the Code. In applying these tests, there must be taken into account not only any Series A Preferred Shares owned by the Preferred Holder, but also such holder's ownership of Common Stock, other series of preferred shares and any other options (including stock purchase rights) to acquire any of the foregoing. The Preferred Holder also must take into account any such securities (including options) which are considered to be owned by such Preferred Holder by reason of the constructive ownership rules set forth in Sections 318 and 302(c) of the Code.

     A "substantially disproportionate" reduction in the interest of a Preferred Holder will have occurred if, as a result of the redemption, (1) the Preferred Holder's ownership of all of the outstanding voting stock of the Company is reduced immediately after the redemption to less than 80 percent of the holder's percentage interest in such stock immediately before redemption; (2) the holder's percentage ownership of the Common Stock after and before the redemption meets the same 80 percent requirement; and (3) the holder owns, immediately after the redemption, less than 50 percent of the total combined voting power of all classes of stock entitled to vote. Based upon current law, it is possible that a redemption of Series A Preferred Shares from a Preferred Holder would be considered "not essentially equivalent to a dividend." However, whether a distribution is "not essentially equivalent to a dividend" depends on all of the facts and circumstances. The application of these tests to a redemption of Series A Preferred Shares is unclear, and a Preferred Holder intending to rely on any of these tests at the time of redemption should consult its own tax adviser to determine their application to its particular situation.

     If the redemption does not meet any of the tests under Section 302 of the Code, then the redemption proceeds received from the Series A Preferred Shares will be treated as a distribution on the Series A Preferred Shares as described under "Federal Income Tax Considerations--Taxation of Holders of Common Stock" in the accompanying Prospectus. If the redemption is taxed as a dividend, the Preferred Holder's adjusted tax basis in the Series A Preferred Shares will be transferred to any other stockholdings of the Preferred Holder in the Company.

Special Considerations for Non-U.S. Shareholders

     There are several special considerations for prospective purchasers of the Series A Preferred Shares who would be Non-U.S. Shareholders (persons other than
(i) citizens or residents of the United States, (ii) corporations, partnerships or other entities created or organized under the laws of the United States or any political subdivision thereof, and (iii) estates or trusts the income of which is subject to United States federal income taxation regardless of its source). See also "Federal Income Tax Considerations--Taxation of Holders of Common Stock--Taxation of Non-U.S. Shareholders" and "Description of Common Stock--Restrictions on Transfer" in the accompanying Prospectus.

     A Non-U.S. Shareholder will be subject to tax under the Foreign Investment in Real Property Tax Act ("FIRPTA") on the gain attributable to a disposition of the Series A Preferred Shares (including in connection with the conversion of Series A Preferred Shares into shares of Common Stock) if the Company does not qualify as a "domestically controlled REIT." The Company will qualify as a "domestically controlled REIT" with respect to a sale by a Non-U.S. Shareholder only if throughout the five year period ending on the date of the sale, less than 50%, by value, of the

Company's outstanding stock is owned by Non-U.S. Shareholders. In connection with the investment by USRealty (see "Recent Developments--Financing Activity"), USRealty, a Luxembourg corporation, acquired 46.5% of the Company's outstanding Common Stock. In the event that USRealty and other shareholders of the Company who are Non-U.S. Shareholders either currently, or at any time in the future, collectively own 50% or more of the Company's stock, the Company would fail to qualify as a "domestically controlled REIT." The Company does not have knowledge that there currently are other Non-U.S. Shareholders that, when considered with USRealty, would cause the Company to fail the 50% test, but the vast majority of the Company's shares of Common Stock are held in "street name" and thus the Company is unable to advise a prospective Non-U.S. Shareholder that the Company in fact qualifies as a "domestically controlled REIT."

     In the case of the Company's Common Stock, a Non-U.S. Shareholder would be adversely affected if the Company were not a "domestically controlled REIT" only if such shareholder owned in excess of 5% of the Company's Common Stock. In the case of the Series A Preferred Shares, however, any Non-U.S. Shareholder who disposes of the Series A Preferred Shares would be subject to capital gains tax under FIRPTA on that disposition, regardless of its percentage ownership interest in the Company or the Series A Preferred Shares. In this regard, the conversion of Series A Preferred Shares into Common Stock would be treated as a taxable exchange for purposes of the FIRPTA rules if the Company does not qualify as a "domestically controlled REIT," notwithstanding the general rule that holders of the Series A Preferred Shares will not recognize taxable gain on the conversion of Series A Preferred Shares into Common Stock.

     If the gain on the disposition of the Series A Preferred Shares were to be subject to tax under FIRPTA, a Non-U.S. Shareholder would be subject to the same tax treatment as domestic shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Series A Preferred Shares (including the Company in event of a conversion into Common
Stock) would be required to withhold and remit to the IRS 10% of the consideration paid for the Series A Preferred Shares.

                              PLAN OF DISTRIBUTION

     The Company expects to sell to each of the purchasers identified below (each a "Purchaser"), at a price per share of $25.00, the number of Series A Preferred Shares set forth opposite such Purchaser's name below:

                                                  Number of Series A
              Purchaser                            Preferred Shares
              ---------                            ----------------

The Northwestern Mutual Life Insurance Company           600,000
Security Capital Holdings S.A.                           520,000
Massachusetts Mutual Life Insurance Company -
     for MassMutual Long Term Pool                       200,000
Massachusetts Mutual Life Insurance Company -
     for MassMutual Corporate Investment                 200,000
Lutheran Brotherhood                                     100,000
National Life Insurance Company                           80,000
MassMutual High Yield Partners LLC                        40,000
                                                         -------

     TOTAL                                             1,740,000

     Such sales and purchases shall be made pursuant to a Stock Purchase Agreement between each such Purchaser and the Company. The sale and purchase of the Series A Preferred Shares is expected to close on or about October 25, 1996. The obligation of the Purchasers to purchase the Series A Preferred Shares is subject to the satisfaction of certain conditions by the Company under the Stock Purchase Agreement. The foregoing description of the Stock Purchase Agreement is qualified in its entirety by reference to the actual terms and provisions of the Stock Purchase Agreement, a form of which has been filed as an exhibit to, or which is incorporated by reference in, the Registration Statement (of which this Prospectus Supplement is a part).

     The offering of the Series A Preferred Shares is being made on a "best efforts" basis by Security Capital Markets Group Incorporated (the "Placement Agent") pursuant to a Placement Agent Agreement between the Company and the Placement Agent. For its services in connection with the sale of the Series A Preferred Shares, the Placement Agent will receive from the Company a fee of 1% of the gross proceeds of this offering, plus costs and expenses.

     The Placement Agent is a broker-dealer which is a wholly owned subsidiary of Security Capital Group Incorporated ("Security Capital"), a major shareholder in USRealty. Any review of the structure, formation or operation of the Company by the Placement Agent cannot be considered to represent an independent review, and such review may not be as meaningful as a review conducted by an unaffiliated broker-dealer acting as a placement agent.

     The Company has agreed to indemnify the Placement Agent against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). The Placement Agent may be deemed an "underwriter" for purposes of the Securities Act in connection with this offering.


                                  LEGAL MATTERS

     The validity of the issuance of the Series A Preferred Shares pursuant to this Prospectus Supplement will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters will be passed upon for the Placement Agent by Mayer, Brown & Platt, Chicago, Illinois.

PROSPECTUS
                                 $600,000,000

                        CARRAMERICA REALTY CORPORATION

   DEBT SECURITIES, PREFERRED STOCK, COMMON STOCK AND COMMON STOCK WARRANTS

                           --------------------------


   CarrAmerica Realty Corporation (the "Company") may from time to time offer in one or more series its (i) unsecured debt securities ("Debt Securities"), (ii) preferred stock ("Preferred Stock"), (iii) common stock, $.01 par value ("Common Stock"), and (iv) warrants exercisable for Common Stock ("Common Stock Warrants"), with an aggregate public offering price of up to $600,000,000 (or its equivalent based on the exchange rate at the time of sale) in amounts, at prices and on terms to be determined at the time of offering. The Debt Securities, Preferred Stock, Common Stock and Common Stock Warrants (collectively, the "Offered Securities") may be offered, separately or together, in separate series, in amounts, at prices and on terms to be described in one or more supplements to this Prospectus (each a "Prospectus Supplement").

   The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, any terms for redemption at the option of the Company or repayment at the option of the holder, any terms for any sinking fund payments, any terms for conversion into Preferred Stock or Common Stock of the Company, covenants and any public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any public offering price; (iii) in the case of Common Stock, any public offering price; and (iv) in the case of Common Stock Warrants, the specific title and aggregate number, the issue price and the exercise price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be appropriate to preserve the status of the Company as a real estate investment trust for federal income tax purposes.

   The applicable Prospectus Supplement also will contain information, where applicable, about certain U.S. federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement.

   The Securities may be offered directly, through agents designated from time to time by the Company, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement with, between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. See "Plan of Distribution." No Securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of such Securities.

   See "Risk Factors" beginning on page 3 for certain factors relating to an investment in the Securities.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                    ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                           --------------------------

   THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                           --------------------------

                  The date of this Prospectus is July 17, 1996

                                 THE COMPANY


   CarrAmerica Realty Corporation (the "Company") is a publicly-traded real estate investment trust (a "REIT") that focuses primarily on the acquisition, development, ownership and operation of value office properties in select suburban growth markets across the United States. The Company and its predecessor, The Oliver Carr Company ("OCCO"), have traditionally focused on the acquisition, development, ownership and operation of office properties in the Washington, D.C. metropolitan area. In connection with the USRealty Transaction, described below, the Company is implementing a national business strategy that includes acquiring, developing, owning and operating value office properties throughout the United States in select suburban growth markets. As of June 30, 1996, the Company owned interests in a portfolio of 57 operating office properties (collectively, the "Properties") containing approximately 8.4 million square feet of space.


   On February 26, 1996, the stockholders of the Company approved the investment by a wholly-owned subsidiary of Security Capital U.S. Realty (collectively, "USRealty") of approximately $250 million in the Company (the "USRealty
Transaction"). The sale and issuance of 11,627,907 shares of the Company's common stock, par value $.01 per share ("Common Stock"), to USRealty in a private sale transaction was consummated on April 30, 1996.


   The Company employed over 450 employees, including over 325 on-site building employees, as of June 30, 1996.


   The Company is a Maryland corporation that was formed in July 1992. The principal executive offices of the Company are located at 1700 Pennsylvania Avenue, Washington, D.C. 20006, and its telephone number is (202) 624-7500.

                                 RISK FACTORS

   Prospective investors should carefully consider, among other factors, the matters described below.

REAL ESTATE INVESTMENT RISKS

   General. Real property investments are subject to varying degrees of risk. The yields available from equity investments in real estate and the Company's ability to service debt will depend in large part on the amount of income generated, expenses incurred and capital expenditures required. The Company's income from office properties may be adversely affected by a number of factors, including the general economic climate and local real estate conditions, such as an oversupply of, or a reduction in demand for, office space in the area and the attractiveness of the properties to tenants. In addition, income from properties and real estate values also are affected by such factors as the cost of compliance with government regulation, including zoning and tax laws, the potential for liability under applicable laws, interest rate levels and the availability of financing. Certain significant expenditures associated with each equity investment by the Company in a property (such as mortgage payments, if any, real estate taxes and maintenance costs) also are generally not reduced when circumstances cause a reduction in income from the property.

   Debt Financing. The Company is subject to the risks associated with debt financing, including the risk that the cash provided by the Company's operating activities will be insufficient to meet required payments of principal and interest, the risk of rising interest rates on the Company's floating rate debt, the risk that the Company will not be able to prepay or refinance existing indebtedness on its properties (which generally will not have been fully amortized at maturity) or that the terms of such refinancing will not be as favorable as the terms of existing indebtedness. In the event the Company is unable to secure refinancing of such indebtedness on acceptable terms, the Company might be forced to dispose of properties upon disadvantageous terms, which might result in losses to the Company and might adversely affect the cash flow available for distribution to equity holders or debt service. In addition, if a property or properties are mortgaged to secure payment of indebtedness and the Company is unable to meet mortgage payments, the mortgage securing the property could be foreclosed upon by, or the property could be otherwise transferred to, the mortgagee with a consequent loss of income and asset value to the Company.

   Renewal of Leases and Reletting of Space. The Company is subject to the risks that upon expiration of leases for space located at its properties, the leases may not be renewed, the space may not be relet or the terms of the renewal or reletting (including the cost of required renovations or concessions to tenants) may be less favorable than current lease terms. In particular, as of May 31, 1996, two of the Company's tenants leased space representing approximately 19% and 8%, respectively, of the total square footage of the Properties pursuant to leases that expire beginning in 1998. Although the Company has established an annual budget for renovation and reletting costs that it believes are reasonable in light of each property's situation, no assurance can be given that this budget will be sufficient to cover these costs. If the Company is unable to promptly relet or renew leases for all or substantially all of the space at its properties, if the rental rates upon such renewal or reletting are significantly lower than expected, or if the Company's reserves for these purposes prove inadequate, then the Company's cash provided by operating activities and ability to make expected distributions to shareholders or debt service payments could be adversely affected.

   Possible Environmental Liabilities. Under various Federal, state and local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up certain hazardous substances released at the property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and cleanup costs incurred by such parties in connection with the contamination. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. The owner or operator of a site may be liable under common law to third parties for damages and injuries resulting from environmental contamination emanating from the site. The Company has not been noti-fied by any governmental authority of any material non-compliance, liability or other claim in connection with any of its properties and the Company is not aware of any other material environmental condition with respect to any of its properties. No assurance, however, can be given that no prior owner created any material environmental condition not known to the Company, that no material environmental condition with respect to any property has occurred during the Company's ownership thereof, or that future uses or conditions (including, without limitation, changes in applicable environmental laws and regulations) will not result in imposition of environmental liability.

CONFLICTS OF INTEREST

   Certain members of the Company's board of directors (the "Board") and officers own limited partnership interests ("Units") of Carr Realty, L.P. and, thus, may have interests that conflict with shareholders with respect to business decisions affecting the Company and Carr Realty, L.P. In particular, a holder of Units may suffer different and/or more adverse tax consequences than the Company upon the sale or refinancing of some of the properties as a result of unrealized gain attributable to certain properties. These Unit holders and the Company, therefore, may have different objectives regarding the appropriate pricing and timing of any sale or refinancing of properties. Although the Company, as the sole general partner of Carr Realty, L.P., has the exclusive authority as to whether and on what terms to sell or refinance an individual property, these Unit holders might seek to influence the Company not to sell or refinance the properties, even though such sale might otherwise be financially advantageous to the Company, or may seek to influence the Company to refinance a property with a higher level of debt than would be in the best interests of the Company. Although the Company believes that the change in operational structure from an "UPREIT" to a "DownREIT" should reduce, over time, these potential conflicts of interest, assets will continue to be owned by Carr Realty, L.P., diminishing the effects of this structural modification.

ACQUISITION AND DEVELOPMENT RISKS

   The Company intends to continue acquiring and developing office properties in markets where it believes that such acquisition or development is consistent with the business strategies of the Company. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the costs of improvements to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate, as well as general investment risks associated with any new real estate investment. See "Real Estate Investment Risks" above. New office development also is subject to a number of risks, including construction delays or cost overruns that may increase project costs, financing risks as described above, the failure to meet anticipated occupancy or rent levels, failure to receive required zoning, occupancy and other governmental permits and authorizations and changes in applicable zoning and land use laws, which may result in the incurrence of development costs in connection with projects that are not pursued to completion. In addition, because the Company must distribute 95% of its taxable income in order to maintain its qualification as a REIT, the Company anticipates that new acquisitions and developments will be financed primarily through periodic equity offerings, lines of credit or other forms of secured or unsecured construction financing. If permanent debt or equity financing is not available on acceptable terms to refinance such new acquisitions or developments are undertaken without permanent financing, further acquisitions or development activities may be curtailed or cash available for distribution to shareholders or to meet debt service obligations may be adversely affected.

CHANGE IN BUSINESS STRATEGY; RISKS ASSOCIATED WITH THE ACQUISITION OF SUBSTANTIAL NEW PROPERTIES

   The Company's move toward a more national business focus represents a significant shift in the business strategy of the Company. Although the Board believes that such a shift in strategy is warranted in light of the opportunities that the USRealty Transaction represents, there is no assurance that the Company's efforts to establish a national office REIT will be successful.

   Consistent with the Company's strategy of acquiring value office properties in suburban growth markets, the Company has significantly expanded its portfolio of office properties in 1996, acquiring thus far 38 office properties across the country for an aggregate purchase price of approximately $367 million. These properties have a relatively short operating history under the Company's management and they may have characteristics or deficiencies unknown to the Company affecting their valuation or revenue potential.


DEPENDENCE ON WASHINGTON, D.C. MARKET


   Although the Company's business strategy is to move toward a more national business focus, at June 30, 1996, the Company's consolidated Properties located in downtown Washington, D.C. represented approximately 35% of the consolidated Properties in terms of square footage. The Company's performance and its ability to make expected distributions to stockholders could be adversely affected by economic or other conditions in downtown Washington, D.C. that are beyond the control of the Company.


SUBSTANTIAL OWNERSHIP OF COMMON STOCK


   As of June 30, 1996, USRealty owned 46.1% of the outstanding shares of the Company's common stock (39.0% of the common stock on a fully-diluted basis), and USRealty has the right to nominate a proportionate number of the directors of the Board based upon its ownership of stock on a fully-diluted basis, rounded down to the nearest whole number (but in no event more than 40% of the directors). As a result, USRealty is the largest single stockholder of the Company, while no other stockholder is permitted to own more than 5% of the Company's common stock, subject to certain exceptions set forth in the Articles of Incorporation or approved by the Board. Although certain standstill provisions preclude USRealty from increasing its percentage interest in the Company for a period of at least five years (subject to certain exceptions) and the Articles of Incorporation preclude it from increasing such percentage interest thereafter, and USRealty agreed to certain limitations on its voting rights with respect to its shares of Common Stock, USRealty nonetheless has a substantial influence over the affairs of the Company as a result of the USRealty Transaction. This concentration of ownership in one stockholder could potentially be disadvantageous to other stockholders' interests. In addition, so long as USRealty owns at least 25% of the outstanding Common Stock of the Company on a fully diluted basis, USRealty will be entitled (except in certain limited circumstances), upon compliance with certain specified conditions, to a participation right to purchase or subscribe for, either as part of such issuance or in a concurrent issuance, a total number of shares of Common Stock or Preferred Stock, as the case may be, equal to up to 30% (or 35% in certain circumstances) of the total number of shares or of Common Stock or Preferred Stock, as applicable, proposed to be issued by the Company.


LIMITATIONS ON CORPORATE ACTIONS

   In conjunction with the USRealty Transaction, the Company agreed to certain limitations on its operations, including restrictions relating to incurrence of additional indebtedness, retention of third-party managers for the Company's properties, investments in properties other than office buildings, issuances of Units by Carr Realty, L.P., and certain other matters. The Company may take actions relating to these matters only with the consent of USRealty. In addition, the Company has agreed to certain limitations on the amount of assets that it owns indirectly through other entities and the manner in which it conducts its business (including the types of assets that it can acquire and own and the manner in which such assets are operated). These limitations, which are intended to permit USRealty to comply with certain requirements of the Internal Revenue Code and other countries' tax laws applicable to foreign investors, limit somewhat the flexibility of the Company to structure transactions that might otherwise be advantageous to the Company. Although the Company does not believe that the limitations imposed on the Company's activities will materially impair the Company's ability to conduct its business, there can be no assurance that these limitations will not adversely affect the Company's operations in the future.

MANAGEMENT, LEASING AND BROKERAGE RISKS

   The Company is subject to the risks associated with the property management, leasing and brokerage businesses. These risks include the risk that management contracts or service agreements with third-party owners will be lost to competitors, that a property will be sold and the Company will lose the contract, that contracts will not be renewed upon expiration or will not be renewed on terms consistent with current terms and that leasing and brokerage activity generally may decline. Each of these developments could adversely affect the ability of the Company to make expected distributions to shareholders or debt service payments.

LACK OF VOTING CONTROL OF OPERATING SUBSIDIARIES

    The Company does not have voting control of Carr Real Estate Services, Inc. ("Carr Services, Inc."), Carr Real Estate Services of Northern Virginia, Inc. ("CRESNOVA") or Carr Development & Construction, Inc. ("Carr Development & Construction") (collectively, the "Operating Subsidiaries"). The capital stock of Carr Services, Inc., which conducts fee-based management and leasing in the Washington, D.C. metropolitan area, is divided into two classes: voting common stock, approximately 92% and 8% of which is held by The Oliver Carr Company ("OCCO") and Carr Realty, L.P., respectively, and nonvoting preferred stock, approximately 95% and 5% of which is held by Carr Realty, L.P. and OCCO, respectively. OCCO, as the holder of 92% of the voting common stock, has the ability to elect the board of directors of Carr Services, Inc.

   The capital stock of CRESNOVA, which conducts fee-based management and leasing in northern Virginia, is divided into two classes: voting common stock, 92% and 8% of which is held by OCCO and Carr Realty, L.P., respectively, and nonvoting common stock, 100% of which is held by Carr Realty, L.P. OCCO, as the holder of 92% of the voting common stock, has the ability to elect the board of directors of CRESNOVA.

   The capital stock of Carr Development & Construction, Inc. which conducts fee-based development, is divided into two classes: voting common stock, 99% and 1% of which is held by OCCO and the Company, respectively, and nonvoting common stock, 96% and 4% of which is held by the Company and OCCO, respectively. OCCO, as the holder of 99% of the voting common stock, has the ability to elect the board of directors of Carr Development & Construction after the terms of the initial directors expire.

   Oliver T. Carr, Jr., who is Chairman of the Board and Chief Executive Officer and a significant stockholder of the Company, beneficially owns a majority of the voting stock of OCCO, which will control the election of directors of the Operating Subsidiaries. Although neither the Company's right to receive preferred distributions with respect to its preferred stock of Carr Services, Inc. nor the terms of the promissory notes made by each of the Operating Subsidiaries and held by Carr Realty, L.P. or the Company, as applicable, can be changed by OCCO, the Company will not be able to elect directors of each of the Operating Subsidiaries, and its ability to influence the day-to-day decisions of the Operating Subsidiaries is limited. As a result, the board of directors and management of each of the Operating Subsidiaries may implement business policies or decisions that might not have been implemented by persons elected by the Company and that are adverse to the interests of the Company or that lead to adverse financial results, which could adversely impact the Company's operating income and funds from operations.

CHANGES IN POLICIES

   The major policies of the Company, including its policies with respect to development, acquisitions, financing, growth, operations, debt capitalization and distributions, are determined by its Board. Although it has no present intention to do so, the board may amend or revise these and other policies from time to time without a vote of the shareholders of the Company. A change in these policies could adversely affect the Company's financial condition, results of operations, funds available for distributions to shareholders, debt service or the market price of the Securities. The Company cannot change its policy of seeking to maintain its qualification as a REIT without the approval of the holders of a majority of the Common Stock.

CERTAIN TAX RISKS

   Tax Liabilities as a Consequence of the Failure to Qualify as a REIT. The Company believes that it has operated so as to qualify and has qualified as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"), commencing with its taxable year ended December 31, 1993, and intends to continue to so operate. No assurance, however, can be given that the Company has so qualified or will be able to remain so qualified. Qualification as a REIT involves the application of highly technical and complex Code provisions as to which there are only limited judicial and administrative interpretations. Certain facts and circumstances that may be wholly beyond the Company's control may affect its ability to qualify or to continue to qualify as a REIT. In addition, no assurance can be given that new legislation, Treasury Regulations, administrative interpretations or court decisions will not significantly change the tax laws with respect to the qualification as a REIT or the Federal income consequences of such qualification to the Company. If the Company fails to qualify as a REIT, it will be subject to Federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. In addition, unless entitled to relief under certain statutory provisions, the Company would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification is lost. The additional tax incurred in such event would significantly reduce the cash flow available for distribution to shareholders and to meet debt service obligations. See "Federal Income Tax Considerations -- Taxation of the Company."

   REIT Distribution Requirements and Potential Impact of Borrowings. To obtain the favorable tax treatment associated with qualifying as a REIT under the Code, the Company generally is required each year to distribute to its shareholders at least 95% of its net taxable income. See "Federal Income Tax Considerations-Taxation of the Company (Annual Distribution Requirements)." In addition, the Company will be subject to a 4% nondeductible excise tax on the amount, if any, by which certain distributions paid by it with respect to any calendar year are less than the sum of 85% of its ordinary income, 95% of its capital gain net income and 100% of its undistributed income from prior years. Differences in timing between the receipt of income, the payment of expenses and the inclusion of such income and the deduction of such expenses in arriving at taxable income (of the Company or Carr Realty, L.P.), or the effect of nondeductible capital expenditures, the creation of reserves or required debt or amortization payments, could require the Company, directly or through Carr Realty, L.P., to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT. In such instances, the Company might need to borrow funds in order to avoid adverse tax consequences even if management believed that then prevailing market conditions were not generally favorable for such borrowings.

    Other Tax Liabilities. Even if the Company qualifies as a REIT, the Company and certain of its subsidiaries will be subject to certain Federal, state and local taxes on its income and property. See "Federal Income Tax Considerations -- Taxation of the Company and Other Tax Considerations."

   Consequences of Failure of the Carr Realty, L.P. to be Treated as a Partnership. The Company believes that the Carr Realty, L.P. and each other partnership and limited liability company in which it holds an interest are properly treated as partnerships for Federal income tax purposes. See "Federal Income Tax Considerations -- Other Tax Considerations (Effect of Tax Status of Carr Realty, L.P. and Other Partnerships on REIT Status)." If the Internal Revenue Service (the "IRS") were to challenge successfully the tax status of Carr Realty, L.P., or any other partnership in which the Company holds an interest, as a partnership for Federal income tax purposes, Carr Realty, L.P. or the affected partnership would be taxable as a corporation. In such event, since the value of the Company's ownership interest in Carr Realty, L.P. exceeds, and the value of Carr Realty, L.P.'s ownership interest in the affected partnership could exceed, 5% of the Company's assets, the Company could cease to qualify as a REIT. See "Federal Income Tax Considerations -- Taxation of the Company (Asset Tests)." In addition, the imposition of a corporate tax on Carr Realty, L.P. or any of the other partnerships in which it holds an interest would reduce the amount of funds available for distribution to the Company and its stockholders.

SPECIAL CONSIDERATIONS FOR FOREIGN INVESTORS

   In order to assist the Company in qualifying as a "domestically controlled REIT," the Articles of Incorporation contain certain provisions generally preventing foreign investors (other than USRealty and its affiliates) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a "domestically controlled REIT." See "Federal In come Tax Considerations -- Taxation of Holders of Common Stock -- Taxation of
Non-U.S. Shareholders." Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for Non-U.S. Shareholders other than USRealty.

PRICE FLUCTUATIONS OF THE COMMON STOCK AND TRADING VOLUME; SHARES AVAILABLE FOR FUTURE SALE

   A number of factors may adversely influence the price of the Company's Common Stock in the public markets, many of which are beyond the control of the Company. These factors include possible increases in market interest rates, which may lead purchasers of Common Stock to demand a higher annual yield from distributions by the Company in relation to the price paid for Common Stock, the relatively low daily trading volume of REITs in general, including the Common Stock, and any inability of the Company to invest the proceeds of a future offering of Securities in a manner that will increase earnings per share. Sales of a substantial number of shares of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for shares. The Company also may issue shares of Common Stock (subject to the Ownership Limit, as defined below) upon redemption of Units issued in connection with the formation of the Company and subsequent acquisitions. In addition, 1,416,900 shares of Common Stock of the Company have been issued or reserved for issuance pursuant to stock and unit options, and these shares will be available for sale in the public markets from time to time pursuant to exemptions from registration requirements or upon registration. In connection with the USRealty Transaction, the Company granted USRealty the right to require the Company to file, at any time requested by USRealty, a registration statement under the Securities Act of 1933 covering all or any of the shares of Common Stock acquired by USRealty. No prediction can be made about the effect that future sales of Common Stock will have on the market prices of shares.

POSSIBLE ADVERSE CONSEQUENCES OF LIMITS ON OWNERSHIP OF SHARES

   In order to assist the Company in maintaining its qualification as a REIT, the Articles of Incorporation contain certain provisions generally limiting the ownership of shares of capital stock by any single shareholder to 5% of the outstanding Common Stock and/or 5% of any class or series of Preferred Stock (with exceptions for persons who received more than 5% of the equity of the Company pursuant to the contribution of assets to the Company in connection with the initial public offering of the Company and USRealty and its affiliates). The Board could waive this restriction if it were satisfied that ownership in excess of the above ownership limit would not jeopardize the Company's status as a REIT and the Board otherwise decided such action would be in the best interests of the Company. Capital stock acquired or transferred in breach of the limitation will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. See "Description of Common Stock -- Restrictions on Transfer" for additional information regarding the limits on ownership of shares of capital stock.

RESTRICTIONS ON ACQUISITION AND CHANGE IN CONTROL

   Various provisions of the Company's Articles of Incorporation, as amended (the "Articles of Incorporation"), restrict the possibility for acquisition or change in control of the Company, even if such acquisition or change in control were in the shareholders' interest, including the Ownership Limit, the staggered terms of the Company's directors and the ability of the Board to authorize the issuance of preferred stock without stockholder approval.

                               USE OF PROCEEDS

   Unless otherwise specified in the applicable Prospectus Supplement, the net proceeds from the sale of the Offered Securities will be used for the acquisition and development of additional office properties, as suitable opportunities arise, for the repayment of certain outstanding indebtedness at such time, for capital improvements to property and for working capital and other general corporate purposes.

                     RATIOS OF EARNINGS TO FIXED CHARGES

   The Company's ratio of earnings to fixed charges for the three months ending March 31, 1996 was 1.64, and for the period from February 16, 1993 (commencement of operations) to December 31, 1993 and for the years ended December 31, 1994 and 1995 was 1.75, 1.81, and 1.91 respectively.

   The ratios of earnings to fixed charges were computed by dividing earnings by fixed charges. For this purpose, earnings consist of income (loss) before gains from sales of property and extraordinary items plus fixed charges. Fixed charges consist of interest expense (including interest costs capitalized), the amortization of debt issuance costs and rental expense deemed to represent interest expense. There was no preferred stock outstanding for any of the periods shown above. Accordingly, the ratio of earnings to combined fixed charges and preferred stock dividends is identical to the ratio of earnings to fixed charges.

                        DESCRIPTION OF DEBT SECURITIES

   The following description sets forth certain general terms and provisions of the Debt Securities to which this Prospectus and any applicable Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be set forth in the applicable indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating to such Debt Securities. The forms of the Senior Indenture (as defined herein) and the Subordinated Indenture (as defined herein) have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

GENERAL

   The Debt Securities will be direct, unsecured obligations of the Company and may be either senior Debt Securities ("Senior Securities") or subordinated Debt Securities ("Subordinated Securities"). The Debt Securities will be issued under one or more indentures (the "Indentures"). Senior Securities and Subordinated Securities will be issued pursuant to separate indentures (respectively, a "Senior Indenture" and a "Subordinated Indenture"), in each case between the Company and a trustee (a "Trustee"). The Indentures will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indentures are summaries of the anticipated provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indentures and such Debt Securities. All section references appearing herein are to sections of each Indenture unless otherwise indicated and capitalized terms used but not defined below shall have the respective meanings set forth in each Indenture.

   The indebtedness represented by Subordinated Securities will be subordinated in right of payment to the prior payment in full of the Senior Debt of the Company as described under "Subordination."

   Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto and described in a Prospectus Supplement relating thereto, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time in or pursuant to authority granted by a resolution of the Board of the Company or as established in the applicable Indenture or in one or more indentures supplemental to such Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the Holders of the Debt Securities of such series, for issuances of additional Debt Securities of such series.

   It is anticipated that each Indenture will provide that there may be more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under an Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a director of a trust under the applicable Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the applicable Indenture.

   The Prospectus Supplement relating to any series of Debt Securities being offered will contain the specific terms thereof, including, without limitation:

         (1) The title of such Debt Securities and whether such Debt Securities are Senior Securities or Subordinated Securities;

         (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

         (3) The percentage of the principal amount at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

         (4) If convertible in whole or in part into Common Stock or Preferred Stock, the terms on which such Debt Securities are convertible, including the initial conversion price or rate (or method for determining the same), the portion that is convertible and the conversion period, and any applicable limitations on the ownership or transferability of the Common Stock or Preferred Stock receivable on conversion;

         (5) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

         (6) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

         (7) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the regular record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

         (8) The place or places where the principal of (and premium, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for conversion or registration of transfer or exchange and where notices or demands to or upon the Company in respect of such Debt Securities and the applicable Indenture may be served;

         (9) The period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may be redeemed, in whole or in part, at the option of the Company, if the Company is to have such an option;

         (10) The obligation, if any, of the Company to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a Holder thereof, and the period or periods within which or the date and dates on which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation;

         (11) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

         (12) Whether the amount of payments of principal of (and premium, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies) and the manner in which such amounts shall be determined;

         (13) Any additions to, modifications of or deletions from the terms of such Debt Securities with respect to Events of Default or covenants set forth in the applicable Indenture;

         (14) Whether such Debt Securities will be issued in certificate or book-entry form;

         (15) Whether such Debt Securities will be in registered or bearer form and, if in registered form, the denominations thereof if other than $1,000 and any integral multiple thereof and, if in bearer form, the denominations thereof and terms and conditions relating thereto;

         (16) The applicability, if any, of the defeasance and covenant defeasance provisions of Article Fourteen of the applicable Indenture;

         (17) Whether and under what circumstances the Company will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Company will have the option to redeem such Debt Securities in lieu of making such payment; and

         (18) Any other terms of such Debt Securities not inconsistent with the provisions of the applicable Indenture (Section 301).

   The Debt Securities may provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). Special federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

   Except as set forth in the applicable Indenture or in one or more indentures supplemental thereto, the applicable Indenture will not contain any provisions that would limit the ability of the Company to incur indebtedness or that would afford Holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Company or in the event of a change of control. Restrictions on ownership and transfers of the Company's Common Stock and Preferred Stock are designed to preserve its status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Description of Preferred Stock -- Restrictions on Ownership" and "Description of Common Stock -- Restrictions on Transfer." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of or additions to the Events of Default or covenants of the Company that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

   Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof (Section 302).

   Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States (Sections 301, 305, 306, 307 and 1002).

   Any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security ("Defaulted Interest") will forthwith cease to be payable to the Holder on the applicable regular record date and may either be paid to the person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to the Holder of such Debt Security not less than ten days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture (Section 307).

   Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for other Debt Securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee referred to above. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for conversion or registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee. Every Debt Security surrendered for conversion, registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Company with respect to any series of Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Company will be required to maintain a transfer agent in each place of payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities (Section 1002).

   Neither the Company nor any Trustee shall be required to (i) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before any selection of Debt Securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any Debt Security, or portion thereof, called for redemption, except the unredeemed portion of any Debt Security being redeemed in part; or (iii) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the Holder, except the portion, if any, of such Debt Security not to be so repaid (Section 305).

MERGER, CONSOLIDATION OR SALE

   The Company will be permitted to consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Company shall be the continuing entity, or the successor entity (if other than the Company) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets shall expressly assume payment of the principal of (and premium, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in each Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Company or any Subsidiary as a result thereof as having been incurred by the Company or Subsidiary at the time of such transaction, no Event of Default under the Indentures, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officer's certificate and legal opinion covering such conditions shall be delivered to each Trustee (Sections 801 and 803).

CERTAIN COVENANTS

   Existence. Except as described above under "Merger, Consolidation or Sale", the Company will be required to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (by articles of incorporation, by-laws and statute) and franchises; provided, however, that the Company shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business and that the loss thereof is not disadvantageous in any material respect to the Holders of the Debt Securities.

   Maintenance of Properties. The Company will be required to cause all of its material properties used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times (Section 1007); provided, however, that the Company shall not be prevented from selling or otherwise disposing for value its properties in the ordinary course of business.

   Insurance. The Company will be required to, and will be required to cause each of its Subsidiaries, defined below, to keep all of its insurable properties insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service (Section 1008).

   Payment of Taxes and Other Claims. The Company will be required to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any Subsidiary or upon the income, profits or property of the Company or any Subsidiary, and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Company or any Subsidiary; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings (Section 1009).

   Provision of Financial Information.  Whether or not the Company is subject to
Section 13 or 15(d) of the Exchange Act, the Company will be required, to the extent permitted under the Exchange Act, to file with the Commission the annual reports, quarterly reports and other documents which the Company would have been required to file with the Commission pursuant to such Sections 13 or 15(d) if the Company were so subject (the "Financial Information"), such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company also will in any event (x) within 15 days of each Required Filing Date (i) transmit by mail to all Holders of Debt Securities, as their names and addresses appear in the Security Register, without cost to such Holders, copies of the Financial Information and
(ii) file with the Trustee copies of the Financial Information, and (y) if filing such documents by the Company with the Commission is not permitted under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective Holder (Section 1010).

ADDITIONAL COVENANTS AND/OR MODIFICATIONS TO THE COVENANTS DESCRIBED ABOVE

   Any additional covenants of the Company and/or modifications to the covenants described above with respect to any Debt Securities or series thereof, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable Indenture or an indenture supplemental thereto and described in the Prospectus Supplement relating thereto.

EVENTS OF DEFAULT, NOTICE AND WAIVER

   Each Indenture will provide that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (i) default for 30 days in the payment of any installment of interest on any Debt Security of such series; (ii) default in the payment of principal of (or premium, if any, on) any Debt Security of such series at its maturity; (iii) default in making any sinking fund payment as required for any Debt Security of such series; (iv) default in the performance or breach of any other covenant or warranty of the Company contained in the applicable Indenture (other than a covenant added to the Indenture solely for the benefit of a series of Debt Securities issued thereunder other than such series), continued for 60 days after written notice as provided in the applicable Indenture; (v) default in the payment of an aggregate principal amount exceeding $10,000,000 of any indebtedness of the Company or any mortgage, indenture or other instrument under which such indebtedness is issued or by which such indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of such indebtedness, but only if such indebtedness is not discharged or such acceleration is not rescinded or annulled; (vi) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Company or any Significant Subsidiary, as defined below, or either of its property; and (vii) any other Event of Default provided with respect to a particular series of Debt Securities (Section 501).

   "Significant   Subsidiary"  means  any  Subsidiary  that  is  a  "significant subsidiary" (within the meaning of Regulation S-X promulgated under the Securities Act) of the Company.

   "Subsidiary" means a corporation, partnership or entity such as a limited liability company, in which a majority of the outstanding voting stock or partnership interests, as the case may be, is owned or controlled, directly or indirectly, by the Company or by one or more other Subsidiaries of the Company. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or managers or other voting members of the governing body of such entities, whether at all times or only so long as no senior class of stock has such voting power by reason of any contingency. The term "Subsidiary" does not include Carr Services, Inc., CRESNOVA, or Carr Development & Construction as the Company does not own or control a majority of the outstanding voting stock of such entities.

   If an Event of Default under any Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the Holders of not less than 25% of the principal amount of the Outstanding Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Company (and to the applicable Trustee if given by the Holders). However, at any time after such a declaration of acceleration with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under any Indenture, as the case may be) has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the Holders of not less than a majority in principal amount of Outstanding Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may rescind and annul such declaration and its consequences if (a) the Company shall have deposited with the applicable Trustee all required payments of the principal of (and premium, if any) and interest on the Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be), plus certain fees, expenses, disbursements and advances of the applicable Trustee and (b) all events of default, other than the non-payment of accelerated principal (or specified portion thereof), with respect to Debt Securities of such series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) have been cured or waived as provided in such Indenture (Section
502). Each Indenture also will provide that the Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under the applicable Indenture, as the case may be) may waive any past default with respect to such series and its consequences, except a default (x) in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or (y) in respect of a covenant or provision contained in the applicable Indenture that cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security affected thereby (Section 513).

   Each Trustee will be required to give notice to the Holders of Debt Securities within 90 days of a default under the applicable Indenture unless such default shall have been cured or waived; provided, however, that such Trustee may withhold notice to the Holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such Holders (Section 601).

   Each Indenture will provide that no Holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to such Indenture or for any remedy thereunder, except in the cases of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the Holders of not less than 25% in principal amount of the Outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it (Section
507). This provision will not prevent, however, any Holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium, if any) and interest on such Debt Securities at the respective due dates thereof (Section 508).

   Subject to provisions in each Indenture relating to its duties in case of default, no Trustee will be under any obligation to exercise any of its rights or powers under an Indenture at the request or direction of any Holders of any series of Debt Securities then Outstanding under such Indenture, unless such Holders shall have offered to the Trustee thereunder reasonable security or indemnity (Section 602). The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series (or of all Debt Securities then Outstanding under an Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the applicable Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the Holders of Debt Securities of such series not joining therein (Section 512).

   Within 120 days after the close of each fiscal year, the Company will be required to deliver to each Trustee a certificate, signed by one of several specified officers, stating whether or not such officer has knowledge of any default under the applicable Indenture and, if so, specifying each such default and the nature and status thereof (Section 1011).

MODIFICATION OF THE INDENTURES

   Modifications and amendments of an Indenture will be permitted to be made only with the consent of the Holders of not less than a majority in principal amount of all Outstanding Debt Securities issued under such Indenture which are affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the Holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal or premium, if any, or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of Outstanding Debt Securities of any series necessary to modify or amend the applicable Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the applicable Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the Holder of such Debt Security (Section 902).

   The Holders of not less than a majority in principal amount of Outstanding Debt Securities of each series affected thereby will have the right to waive compliance by the Company with certain covenants in such Indenture (Section
1013).

   Modifications and amendments of an Indenture will be permitted to be made by the Company and the respective Trustee thereunder without the consent of any Holder of Debt Securities for any of the following purposes: (i) to evidence the succession of another person to the Company as obligor under such Indenture;
(ii) to add to the covenants of the Company for the benefit of the Holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Company in the Indenture; (iii) to add Events of Default for the benefit of the Holders of all or any series of Debt Securities; (iv) to add or change any provisions of an Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect; (v) to change or eliminate any provisions of an Indenture, provided that any such change or elimination shall become effective only when there are no Debt Securities Outstanding of any series created prior thereto which are entitled to the benefit of such provision; (vi) to secure the Debt Securities; (vii) to establish the form or terms of Debt Securities of any series, including the provisions and procedures, if applicable, for the conversion of such Debt Securities into Common Stock or Preferred Stock of the Company; (viii) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under an Indenture by more than one Trustee; (ix) to cure any ambiguity, defect or inconsistency in an Indenture, provided that such action shall not adversely affect the interests of Holders of Debt Securities of any series issued under such Indenture in any material respect; or (x) to supplement any of the provisions of an Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, provided that such action shall not adversely affect the interests of the Holders of the Debt Securities of any series in any material respect (Section 901).

   Each Indenture will provide that in determining whether the Holders of the requisite principal amount of Outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of Holders of Debt Securities, (i) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (ii) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (i) above), (iii) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the applicable Indenture, and
(iv) Debt Securities owned by the Company or any other obligor upon the Debt Securities or any affiliate of the Company or of such other obligor shall be disregarded.

   Each Indenture will contain provisions for convening meetings of the Holders of Debt Securities of a series (Section 501). A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Company or the Holders of at least 10% in principal amount of the Outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the Holder of each Debt Security affected by certain modifications and amendments of an Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the Holders of a majority in principal amount of the Outstanding Debt Securities of that series; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the Holders of a specified percentage, which is less than a majority, in principal amount of the Outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the Holders of such specified percentage in principal amount of the Outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of Holders of Debt Securities of any series duly held in accordance with an Indenture will be binding on all Holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the Outstanding Debt Securities of a series; provided, however, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the Holders of not less than a specified percentage in principal amount of the Outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the Outstanding Debt Securities of such series will constitute a quorum.

   Notwithstanding the foregoing provisions, each Indenture will provide that if any action is to be taken at a meeting of Holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that such Indenture expressly provides may be made, given or taken by the Holders of a specified percentage in principal amount of all Outstanding Debt Securities affected thereby, or the Holders of such series and one or more additional series: (i) there shall be no minimum quorum requirement for such meeting, and (ii) the principal amount of the Outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under such Indenture.

SUBORDINATION

   The terms and conditions, if any, upon which the Debt Securities are subordinated to other indebtedness of the Company will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include a description of the indebtedness ranking senior to the Debt Securities, the restrictions on payments to the Holders of such Debt Securities while a default with respect to such senior indebtedness in continuing, the restrictions, if any, on payments to the Holders of such Debt Securities following an Event of Default, and provisions requiring Holders of such Debt Securities to remit certain payments to holders of senior indebtedness.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

   The Company may be permitted under the applicable Indenture to discharge certain obligations to Holders of any series of Debt Securities issued thereunder that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

   Each Indenture will provide that, if the provisions of Article Fourteen are made applicable to the Debt Securities of or within any series pursuant to
Section 301 of such Indenture, the Company may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities, and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities and to hold moneys for payment in trust) ("defeasance") (Section 1402) or (b) to be released from its obligations with respect to such Debt Securities under certain specified sections of Article Ten of such Indenture as specified in the applicable Prospectus Supplement and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance") (Section
1403), in either case upon the irrevocable deposit by the Company with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient without reinvestment to pay the principal of (and premium, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

   Such a trust will only be permitted to be established if, among other things, the Company has delivered to the applicable Trustee an opinion of counsel (as specified in the applicable Indenture) to the effect that the Holders of such Debt Securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the Indenture (Section 1404).

   "Government Obligations" means securities which are (i) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (ii) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the timely payment of which is unconditionally guaranteed as a full faith and credit obligation of the United States of America or such government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the Holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the Holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt (Section 101).

   Unless otherwise provided in the applicable Prospectus Supplement, if after the Company has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series,
(a) the Holder of a Debt Security of such series is entitled to, and does, elect pursuant to the applicable Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or (b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

   In the event the Company effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (iv) under "Events of Default, Notice and Waiver" with respect to certain specified sections of Article Ten of each Indenture (which sections would no longer be applicable to such Debt Securities as a result of such covenant defeasance) or described in clause (vii) under "Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Default. However, the Company would remain liable to make payment of such amounts due at the time of acceleration.

   The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

CONVERSION RIGHTS

   The terms and conditions, if any, upon which the Debt Securities are convertible into Common Stock or Preferred Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include whether such Debt Securities are convertible into Common Stock or Preferred Stock, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the Holders or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such Debt Securities and any restrictions on conversion, including restrictions directed at maintaining the Company's REIT status.

REDEMPTION OF SECURITIES

   The Indenture provides that the Debt Securities may be redeemed at any time at the option of the Company, in whole or in part, at the redemption price, except as may otherwise be provided in connection with any Debt Securities or series thereof.

   From and after notice has been given as provided in the Indenture, if funds for the redemption of any Debt Securities called for redemption shall have been made available on such redemption date, such Debt Securities will cease to bear interest on the date fixed for such redemption specified in such notice, and the only right of the Holders of the Debt Securities will be to receive payment of the redemption price.

   Notice of any optional redemption of any Debt Securities will be given to Holders at their addresses, as shown in the Company's books and records, not more than 60 nor less than 30 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the redemption price and the principal amount of the Debt Securities held by such Holder to be redeemed.

   If the Company elects to redeem Debt Securities, it will notify the Trustee at least 45 days prior to the redemption date (or such shorter period as satisfactory to the Trustee) of the aggregate principal amount of Debt Securities to be redeemed and the redemption date. If less than all the Debt Securities are to be redeemed, the Trustee shall select the Debt Securities to be redeemed pro rata, by lot or in such manner as it shall deem fair and appropriate.

GLOBAL SECURITIES

   The Debt Securities of a series may be issued in whole or in part in the form of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depository identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

                        DESCRIPTION OF PREFERRED STOCK


   The Company is authorized to issue 15,000,000 shares of Preferred Stock. As of June 30, 1996, there were no shares of Preferred Stock outstanding.


   Under the Company's Articles of Incorporation, the Board may from time to time establish and issue one or more series of Preferred Stock. The Board may classify or reclassify any unissued Preferred Stock by setting or changing the number, designation, preference, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms or conditions of redemption of such series (a "Designating Amendment").

   The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Company's Articles of Incorporation and the Company's bylaws (the "Bylaws").

GENERAL

   The Board is empowered by the Company's Articles of Incorporation to designate and issue from time to time one or more series of Preferred Stock without shareholder approval. The Board may determine the relative rights, preferences and privileges of each series of Preferred Stock so issued. Because the Board has the power to establish the preferences and rights of each series of Preferred Stock, it may afford the holders of any series of Preferred Stock preferences, powers and rights, voting or otherwise, senior to the rights of holders of Common Stock. The Preferred Stock will, when issued, be fully paid and nonassessable.

   The Prospectus Supplement relating to any Preferred Stock offered thereby will contain the specific terms thereof, including, without limitation:

         (1) The title and stated value of such Preferred Stock;

         (2) The number of such shares of Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

         (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

         (4) The date from which dividends on such Preferred Stock will accumulate, if applicable;

         (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

         (6) The provision for a sinking fund, if any, for such Preferred Stock;

         (7) The provision for  redemption,  if  applicable,  of such  Preferred
    Stock;

         (8) Any listing of such Preferred Stock on any securities exchange;

         (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock of the Company, including the conversion price (or manner of calculation thereof);

         (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

         (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

         (12) The relative ranking and preferences of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

         (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

         (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

   Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock of the Company, and to all equity securities ranking junior to such Preferred Stock; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

   Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board, out of assets of the Company legally available for payment, cash dividends (or dividends in kind or in other property if expressly permitted and described in the applicable Prospectus Supplement) at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend will be payable to holders of record as they appear on the stock transfer books of the Company on such record dates as are fixed by the Board.

   Dividends on any series of Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

   Unless otherwise specified in the Prospectus Supplement, if any shares of Preferred Stock of any series are outstanding, no full dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock will in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock do not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

   Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no dividends (other than in Common Stock or other capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) will be declared or paid or set aside for payment or other distribution upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor will any Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such stock) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

   If for any taxable year, the Company elects to designate as "capital gains dividends" (as defined in Section 857 of the Code) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of shares of Preferred Stock will be the Capital Gains Amount multiplied by a fraction, the numerator of which shall be the total dividends (within the meaning of the Code) paid or made available to the holders of shares of Preferred Stock for the year and the denominator of which shall be the Total Dividends.

REDEMPTION

   If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

   The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that will be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which will not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock will automatically and mandatorily be converted into the applicable capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

   Notwithstanding the foregoing, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all Preferred Stock of any series shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the current dividend period and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends of the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no Preferred Stock of any series shall be redeemed unless all outstanding Preferred Stock of such series are simultaneously redeemed; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of any series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividends periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of any series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company will not purchase or otherwise acquire directly or indirectly any Preferred Stock of such series (except by conversion into or exchange for capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); provided, however, that the foregoing will not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Preferred Stock of such series.

   If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Company.

   Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice will state: (i) the redemption date; (ii) the number of shares and series of Preferred Stock to be redeemed; (iii) the redemption price;
(iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all of the Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof will also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

   Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment is made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share (set forth in the applicable Prospectus Supplement), plus an amount equal to all dividends accrued and unpaid thereon (which will not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

   If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company will be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, accord-ing to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, will not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

   Holders of Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

   Whenever dividends on any Preferred Stock shall be in arrears for six or more consecutive quarterly periods, the holders of such Preferred Stock (voting separately as a class with all other series of Preferred Stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at a special meeting called by the holders of record of at least ten percent (10%) of any series of Preferred Stock so in arrears (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders) or at the next annual meeting of shareholders, and at each subsequent annual meeting until (i) if such series of Preferred Stock has a cumulative dividend, all dividends accumulated on such shares of Preferred Stock for the past dividend periods and the then current dividend period shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment or (ii) if such series of Preferred Stock do not have a cumulative dividend, four consecutive quarterly dividends shall have been fully paid or declared and a sum sufficient for the payment thereof set aside for payment. In such case, the entire Board will be increased by two directors.

   Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of each series of shares of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's
Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; provided, however, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the shares of Preferred Stock remain outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event, the Company may not be the surviving entity, the occurrence of any such Event will not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock and provided further that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, will not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

   The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Preferred Stock of such series shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

   The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

   As discussed below under "Description of Common Stock -- Restrictions on Transfer -- Ownership Limits," for the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Articles of Incorporation provide that no holder of Preferred Stock may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than 5% of any class or series of Preferred Stock and/or more than 5% of the issued and outstanding shares of Common Stock, subject to certain exceptions specified in the Articles of Incorporation. See "Description of Common Stock -- Restrictions on Transfer -- Ownership Limits."

REGISTRAR AND TRANSFER AGENT

   The Registrar and Transfer Agent for the Preferred Stock will be set forth in the applicable Prospectus Supplement.


                         DESCRIPTION OF COMMON STOCK

GENERAL


   The Company is authorized to issue 90,000,000 shares of Common Stock. The outstanding Common Stock entitles the holder to one vote on all matters presented to shareholders for a vote. Holders of Common Stock have no preemptive rights. At June 30, 1996, there were 25,200,469 shares of Common Stock outstanding.


   Shares of Common Stock currently outstanding are listed for trading on the New York Stock Exchange (the "NYSE"). The Company will apply to the NYSE to list the additional Common Stock to be sold pursuant to any Prospectus Supplement, and the Company anticipates that such shares will be so listed.

   Subject to such preferential rights as may be granted by the Board in connection with the future issuance of Preferred Stock, holders of Common Stock are entitled to one vote per share on all matters to be voted on by stockholders and are entitled to receive ratably such dividends as may be declared on the Common Stock by the Board in its discretion from funds legally available therefor. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all assets remaining after payment of all debts and other liabilities and any liquidation preference of the holders of Preferred Stock. Holders of Common Stock have no subscription, redemption, conversion or preemptive rights. Matters submitted for stockholder approval generally require a majority vote of the shares present and voting thereon.

   Advance Notice of Director Nominations and New Business. The Bylaws of the Company provide that, with respect to an annual meeting of stockholders, the proposal of business to be considered by stockholders may be made only (i) by or at the direction of the Board or (ii) by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice procedures set forth in the Bylaws. In addition, with respect to any meeting of stockholders, nominations of persons for election to the Board may be made only (i) by or at the direction of the Board or (ii) by any stockholder of the Company who is entitled to vote at the meeting and has complied with the advance notice provisions set forth in the Bylaws.

RESTRICTIONS ON TRANSFER

   Ownership Limits. The Company's Articles of Incorporation contain certain restrictions on the number of shares of Common Stock that individual shareholders may own. For the Company to qualify as a REIT under the Code, no more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year (other than the first year) or during a proportionate part of a shorter taxable year. The capital stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year or during a proportionate part of a shorter taxable year. Because the Company intends to maintain its qualification as a REIT, the
Company's Articles of Incorporation contain certain restrictions on the ownership and transfer of capital stock, including Common Stock, intended to ensure compliance with these requirements.

   Subject to certain exceptions specified in the Articles of Incorporation, no holder may own, or be deemed to own by virtue of certain attribution provisions of the Code, more than (A) 5% of the issued and outstanding shares of Common Stock ("Common Stock Ownership Limit") and/or (B) more than 5% of any class or series of Preferred Stock. (This limit, in addition to the Existing Holder Limit, the Special Shareholder Limit, and the Non U.S. Shareholder Limit, all as defined below, are referred to collectively herein as the "Ownership Limits.") Existing Holders, including Clark Enterprises Inc., The Equitable Life Assurance Society of the United States, Equitable Variable Life Insurance Company, FW REIT, L.P., The Oliver Carr Company, Oliver T. Carr, Jr., or A. James Clark, are not subject to the Common Stock Ownership Limit, but they are subject to special ownership limitations (the "Existing Holder Limit"). Furthermore, USRealty and its affiliates are not subject to the Common Stock Ownership Limit, but are subject to a special ownership limit of 48% of the outstanding shares of Common Stock and 48% of the outstanding shares of each class or series of preferred stock of the Company (the "Special Shareholder Limit"). Furthermore, all holders are prohibited from acquiring any capital stock if such acquisition would cause five beneficial owners of capital stock to beneficially own in the aggregate more than 50% in value of the outstanding capital stock.

   In addition to the above restrictions on ownership of shares of capital stock of the Company, in order to assist the Company in qualifying as a "domestically controlled REIT," the Articles of Incorporation contain certain provisions preventing any Non-U.S. Shareholder, as defined below (other than USRealty and its affiliates), from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a "domestically controlled REIT" (computed assuming that USRealty owns the maximum percentage of the Company's capital stock that it is permitted to own under the Special Shareholder Limit) ("Non-U.S. Shareholder Limit"). A Non-U.S. Shareholder is a nonresident alien individual, foreign corporation, foreign partnership and any other foreign shareholder. For a discussion of the taxation of a Non-U.S. Shareholder and the requirements for the Company to qualify as a "domestically controlled REIT, see "Federal Income Tax Considerations--Taxation of Holders of Common Stock--Taxation of Non-U.S. Shareholders." The Company is unlikely to be able to advise a prospective Non-U.S. Shareholder that its purchase of any shares of the Company's capital stock would not violate this prohibition, thereby subjecting such prospective Non-U.S. Shareholder to the adverse consequences described below under "Violation of Ownership Limitations." Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for Non-U.S. Shareholders other than USRealty.

   The Board may increase the Ownership Limits from time to time, but may not do so to the extent that after giving effect to such increase five beneficial owners of shares of capital stock could beneficially own in the aggregate more than 49.5% of the Company's outstanding shares of capital stock. The Board, in its sole discretion, may waive the Ownership Limits with respect to a holder if such holder's ownership will not then or in the future jeopardize the Company's status as a REIT.

   Violation of Ownership Limits. The Articles of Incorporation provide that, if any holder of capital stock of the Company purports to transfer shares to a person or there is a change in the capital structure of the Company and either the transfer or the change in capital structure would result in the Company failing to qualify as a REIT, or such transfer or the change in capital structure would cause the trans-feree to hold shares in excess of the applicable Ownership Limit (including the Non-U.S. Shareholder Limit), then the capital stock being transferred (or in the case of an event other than a transfer, the capital stock beneficially owned) that would cause one or more of the restrictions on ownership or transfer to be violated will be automatically transferred to a trust for the benefit of a designated charitable beneficiary. The purported transferee of such shares shall have no right to receive dividends or other distributions with respect to such shares and shall have no right to vote such shares. Any dividends or other distributions paid to such purported transferee prior to the discovery by the Company that the shares have been transferred to a trust shall be paid upon demand to the trustee of the trust for the benefit of the charitable beneficiary. The trustee of the trust will have all rights to dividends with respect to the shares of capital stock held in trust, which rights will be exercised for the exclusive benefit of the charitable beneficiary. Any dividends or distributions paid over to the trustee will be held in trust for the charitable beneficiary. The trustee shall designate a transferee of such stock so long as such shares of stock would not violate the Ownership Limitations in the hands of such designated transferee. Upon the sale of such shares, the purported transferee shall receive the lesser of (A) (i) the price per share such purported transferee paid for the capital stock in the purported transfer that resulted in the transfer of shares of capital stock to the trust, or (ii) if the transfer or other event that resulted in the transfer of shares of capital stock to the trust was not a transaction in which the purported record transferee of shares of capital stock gave full value for such shares, a price per share equal to the market price on the date of the purported transfer or other event that resulted in the transfer of the shares to the trust, and (B) the price per share received by the trustee from the sale or disposition of the shares held in the trust.

   All certificates representing Common Stock will bear a legend referring to the restrictions described above.

   Every owner of more than 5% (or such lower percentage as required by the Code or regulations thereunder) of the issued and outstanding shares of Common Stock must file a written notice with the Company containing the information specified in the Articles of Incorporation no later than December 31 of each year. In addition, each shareholder shall upon demand be required to disclose to the Company in writing such information as the Company may request in good faith in order to determine the Company's status as a REIT.

REGISTRAR AND TRANSFER AGENT

   The Registrar and Transfer Agent for the Common Stock is Boston EquiServe.

                     DESCRIPTION OF COMMON STOCK WARRANTS

   The Company may issue Common Stock Warrants for the purchase of Common Stock. Common Stock Warrants may be issued independently or together with any other Securities offered by any Prospectus Supplement and may be attached to or separate from such Securities. Each series of Common Stock Warrants will be issued under a separate warrant agreement (each, a "Warrant Agreement") to be entered into between the Company and a warrant agent specified in the applicable Prospectus Supplement (the "Warrant Agent"). The Warrant Agent will act solely as an agent of the Company in connection with the Common Stock Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of Common Stock Warrants. The following sets forth certain general terms and provisions of the Common Stock Warrants offered hereby. Further terms of the Common Stock Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

   The applicable Prospectus Supplement will describe the terms of the Common Stock Warrants in respect of which this Prospectus is being delivered, including, where applicable, the following: (1) the title of such Common Stock Warrants; (2) the aggregate number of such Common Stock Warrants; (3) the price or prices at which such Common Stock Warrants will be issued; (4) the designation, number and terms of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants; (5) the designation and terms of the other Securities offered thereby with which such Common Stock Warrants are issued and the number of such Common Stock Warrants issued with each such Security offered thereby; (6) the date, if any, on and after which such Common Stock Warrants and the related Common Stock will be separately transferable; (7) the price at which each of the shares of Common Stock purchasable upon exercise of such Common Stock Warrants may be purchased; (8) the date on which the right to exercise such Common Stock Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum number of such Common Stock Warrants which may be exercised at any one time; (10) information with respect to book entry procedures, if any; (11) a discussion of certain federal income tax considerations; and (12) any other terms of such Common Stock Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Common Stock Warrants.

                      FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

   The following is a description of certain Federal income tax consequences to the Company and the holders of Common Stock, Preferred Stock and Common Stock Warrants of the treatment of the Company as a REIT under applicable provisions of the Code. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of Federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the Federal income tax laws. As used in this section, the term "Company" refers solely to CarrAmerica Realty Corporation.

   EACH PROSPECTIVE PURCHASER IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND SALE OF STOCK IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF SUCH PURCHASE, OWNERSHIP, SALE AND ELECTION AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

TAXATION OF THE COMPANY

   General. The Company, which is considered a corporation for Federal income tax purposes, has elected to be taxed as a REIT under Sections 856 through 860 of the Code effective as of its taxable year ended December 31, 1993. The Company believes that it is organized and has operated in such a manner so as to qualify for taxation as a REIT under the Code, and the Company intends to continue to operate in such a manner. No assurance, however, can be given that the Company has operated in a manner so as to qualify as a REIT or that it will continue to operate in such a manner in the future. Qualification and taxation as a REIT depends upon the Company's ability to meet on a continuing basis, through actual annual operating results, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code on REITs, some of which are summarized below. While the Company intends to operate so that it qualifies as a RElT, given the highly complex nature of the rules governing REITs, the ongoing importance of factual determinations, and the possibility of future changes in circumstances of the Company, no assurance can be given that the Company satisfies such tests or will continue to do so. See "Failure to Qualify" below.

   The following is a general summary of the Code provisions that govern the Federal income tax treatment of a REIT and its shareholders. These provisions of the Code are highly technical and complex. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations and administrative and judicial interpretations thereof.

   If the Company qualifies for taxation as a REIT, it generally will not be subject to Federal corporate income taxes on net income that it distributes currently to shareholders. However, the Company will be subject to Federal income tax on any income that it does not distribute and will be subject to Federal income tax in certain circumstances on certain types of income even though that income is distributed.

   Requirements for Qualification. The Code defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors;
(2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Code;
(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) that during the last half of each taxable year not more than 50% in value of the outstanding stock of which is owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities); and (7) that meets certain other tests, described below, regarding the nature of its income and assets. The Code provides that conditions
(l) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. The Company's Articles of Incorporation contain restrictions regarding the transfer of its capital stock that are intended to assist the Company in continuing to satisfy the stock ownership requirements described in (5) and (6) above. See "Description of Common Stock-Restrictions on Transfer."

   Income Tests. In order to maintain qualification as a REIT, there are three gross income requirements that must be satisfied annually. First, at least 75% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of the REIT's gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from the same items which qualify under the 75% income test, and from dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. Third, short-term gain from the sale or other disposition of stock or securities, gain from prohibited transactions and gain on the sale or other disposition of real property held for less than four years (apart from involuntary conversions and sales of foreclosure property) must represent less than 30% of the REIT's gross income (including gross income from prohibited transactions) for each taxable year.

   Rents received by the Company will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions (related to the identity of the tenant, the computation of the rent payable, and the nature of the property leased) are met. The Company does not anticipate receiving rents in excess of 1% of gross revenue that fail to meet these conditions. In addition, for rents received to qualify as "rents from real property," the Company generally must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" from whom the Company derives no revenue. The "independent contractor" requirement, however, does not apply to the extent the services provided by the Company are "usually or customarily rendered" in connection with the rental space for occupancy only and are not otherwise considered "rendered to the occupant." The Company will provide certain services with respect to the properties through entities that do not satisfy the "independent contractor" requirements described above. The Company has received a ruling from the IRS that the provision of certain services will not cause the rents received with respect to the properties to fail to qualify as "rents from real property." Based upon the IRS ruling and its experience in the office rental markets in which the Company's properties are located, the Company believes that all services provided to tenants will be considered "usually or customarily rendered" in connection with the rental of office space for occupancy, although there is no assurance that the IRS will not contend otherwise. If the Company contemplates providing services, either directly, or through another entity, in the future that reasonably might be expected not to meet the "usual or customary" standard, it will arrange to have such services provided by an independent contractor from which the Company will receive no income.

   The Company may receive fees in consideration of the performance of management and administrative services with respect to properties that are not owned entirely by the Company. A portion of such management and administrative fees (corresponding to that portion of a property owned by a third party) generally will not qualify under the 75% or 95% gross income tests. The Company also may receive other types of income with respect to the properties that it owns that will not qualify for the 75% or 95% gross income tests. The Company believes, however, that the aggregate amount of such fees and other non-qualifying income in any taxable year will not cause the Company to exceed the limits on non-qualifying income under the 75% and 95% gross income tests.

   If the Company fails to satisfy one or both of the 75% or the 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. It is not possible, however, to state whether in all circumstances the Company would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income"' attributable to the failure to satisfy the 75% and 95% gross income tests.

   Asset Tests. The Company, at the close of each quarter of its taxable year, must also satisfy three tests relating to the nature of its assets: (i) at least 75% of the value of the Company's total assets must be represented by "real estate assets," cash, cash items and government securities; (ii) not more than 25% of the Company's total assets may be represented by securities other than those in the 75% asset class; and (iii) of the investments included in the 25% asset class, the value of any one issuer's securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another REIT, but including any unsecured debt of Carr Realty, L.P.) owned by the Company may not exceed 5% of the value of the Company's total assets, and the Company may not own more than 10% of any one issuer's outstanding voting securities (other than an interest in a partnership, shares of a "qualified REIT subsidiary" or another
REIT). By virtue of its ownership of Units, the Company will be considered to own its pro rata share of the assets of Carr Realty, L.P., including the securities of Carr Services, Inc., and CRESNOVA. (Carr Services, Inc., CRESNOVA and Carr Development & Construction are referred to collectively herein as the "Non-qualified REIT Subsidiaries.") Neither Carr Realty, L.P. nor the Company will own more than 10% of the voting securities of any Non-qualified REIT Subsidiary. In addition, the Company and its senior management believe that the Company's pro rata share of the value of the securities of each of such Non-qualified REIT Subsidiary and of any unsecured debt of Carr Realty, L.P. owned by the Company will not exceed 5% of the total value of the Company's assets. There can be no assurance, however, that the IRS might not contend otherwise. Although the Company plans to take steps to ensure that it continues to satisfy the 5% test, there can be no assurance that such steps will be successful or will not require a reduction in the Company's overall interest in one or more of the Non-qualified REIT Subsidiaries.

   Annual Distribution Requirements. To qualify as a REIT, the Company generally must distribute to its shareholders at least 95% of its income each year. In addition, the Company will be subject to tax on the undistributed amount at regular capital gains and ordinary corporate tax rates and also may be subject to a 4% excise tax on undistributed income in certain events.

   Failure to Qualify. If the Company fails to qualify for taxation as a REIT in any taxable year, the Company will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. Unless entitled to relief under specific statutory provisions, the Company also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances the Company would be entitled to such statutory relief.

TAXATION OF HOLDERS OF COMMON STOCK

   Taxation of Taxable Domestic Shareholders. As long as the Company qualifies as a REIT, distributions made to the Company's taxable domestic shareholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taken into account by them as ordinary income, and corporate shareholders will not be eligible for the dividends received deduction as to such amounts. For purposes of determining whether distributions on the shares of Common Stock are out of current or accumulated earnings and profits, the earnings and profits of the Company will be allocated first to shares of Preferred Stock, if any, and second to the shares of Common Stock. There can be no assurance that the Company will have sufficient earnings and profits to cover distributions on any shares of Preferred Stock. Distributions that are designated as capital gain dividends will be taxed as long-term capital gains (to the extent they do not exceed the Company's actual net capital gain for the taxable year) without regard to the period for which the shareholder has held its stock. However, corporate shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions in excess of current or accumulated earnings and profits will not be taxable to a shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares of Common Stock, but rather will reduce the adjusted basis of such shares of Common Stock. To the extent that such distributions exceed the adjusted basis of a shareholder's shares of Common Stock, they will be included in income as long-term capital gain (or short-term capital gain if the shares of Common Stock have been held for one year or less), assuming the shares of Common Stock are a capital asset in the hands of the shareholder. In addition, any dividend declared by the Company in October, November or December of any year payable to a stockholder of record on a specific date in any such month shall be treated as both paid by the Company and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by the Company during January of the following calendar year. Stockholders may not include in their individual income tax returns any net operating losses or capital losses of the Company.

   In addition, distributions from the Company and gain from the disposition of shares of Common Stock will not be treated as "passive activity" income and therefore stockholders will not be able to apply losses from "passive activities" to offset such income.

   In general, a domestic shareholder will realize capital gain or loss on the disposition of shares of Common Stock equal to the difference between (i) the amount of cash and the fair market value of any property received on such disposition and (ii) the shareholder's adjusted basis of such shares of Common Stock. Such gain or loss generally will constitute long-term capital gain or loss if the shareholder has held such shares for more than one year. Loss upon a sale or exchange of shares of Common Stock by a shareholder who has held such shares of Common Stock for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from the Company required to be treated by such shareholder as long-term capital gain.

   Backup Withholding. The Company will report to its domestic shareholders and the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any, with respect thereto. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact, or (b) provides a taxpayer identification

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

number and certifies as to no loss of exemption from backup withholding. Amounts withheld as backup withholding will be creditable against the stockholder's income tax liability. In addition, the Company may be required to withhold a portion of capital gain distributions made to any shareholders who fail to certify their non-foreign status to the Company. See "--Taxation of Non-U.S. Shareholders" below. Additional issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Shareholders (persons other than (i) citizens or residents of the United States, (ii) corporations, partnerships or other entities created or organized under the laws of the United States or any political subdivision thereof, and (iii) estates or trusts the income of which is subject to United States Federal income taxation regardless of its source) and Non-U.S. Shareholders should consult their tax advisors with respect to any such information reporting and backup withholding requirements.

   The Treasury Department has recently issued proposed regulations regarding the withholding and information reporting rules discussed above. In general, the proposed regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and forms and clarify and modify reliance standards. If finalized in their current form, the proposed regulations would generally be effective for payments made after December 31, 1997, subject to certain transition rules.

   Taxation of Tax-Exempt Shareholders. As a general rule, amounts distributed to a tax-exempt entity do not constitute "unrelated business taxable income" ("UBTI"), and thus distributions by the Company to a stockholder that is a tax-exempt entity should also not constitute UBTI, provided that the tax-exempt entity has not financed the acquisition of its shares of Common Stock with "acquisition indebtedness" within the meaning of the Code and the shares of Common Stock is not otherwise used in an unrelated trade or business of the tax-exempt entity. However, under the Revenue Reconciliation Act of 1993, distributions by a REIT to a tax-exempt employee's pension trust that owns more than 10 percent of the REIT will be treated as UBTI in an amount equal to the percentage of gross income of the REIT that is derived from an "unrelated trade or business" (determined as if the REIT were a pension trust) divided by the gross income of the REIT for the year in which the dividends are paid. This rule only applies, however, if (i) the percentage of gross income of the REIT that is derived from an unrelated trade or business for the year in which the dividends are paid is at least five percent, (ii) the REIT qualifies as a REIT only because the pension trust is not treated as a single individual for purposes of the "five-or-fewer rule" (see "--Taxation of the Company (Requirements for Qualification)" above), and (iii) (A) one pension trust owns more than 25 percent of the value of the REIT or, (B) a group of pension trusts individually holding more than 10 percent of the value of the REIT collectively own more than 50 percent of the value of the REIT. The Company currently does not expect that this rule will apply.

    Taxation of Non-U.S. Shareholders. The rules governing U.S. Federal income taxation of Non-U.S. Shareholders are complex, and no attempt will be made herein to provide more than a limited summary of such rules. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of U.S. Federal, state and local income tax laws with regard to an investment in Common Stock, including any reporting requirements.

   Distributions that are not attributable to gain from sales or exchanges by the Company of U.S. real property interests and not designated by the Company as capital gain dividends will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of the Company. Such distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax. Distributions in excess of current and accumulated earnings and profits of the Company will not be taxable to a Non-U.S.
Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's Common Stock, but rather will reduce the adjusted basis of such Common Stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Shareholder's Common Stock, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of his Common Stock as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of such amounts from the IRS if it is subsequently determined that such distribution was, in fact, in excess of current or accumulated earnings and profits of the Company.

   For any year in which the Company qualifies as a REIT, distributions that are attributable to gain from sales or exchanges by the Company of U.S. real property interests will be taxed to a Non-U.S. Shareholder under the provisions of the Foreign Investment in Real Property Tax Act of 1980 ("FIRPTA") at the normal capital gain rates applicable to domestic shareholders (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). Also, distributions subject to FIRPTA may be subject to a 30% branch profits tax in the hands of a corporate Non-U.S. Shareholder not entitled to treaty relief or exemption. The Company is required by applicable Treasury Regulations to withhold 35% of any distribution that is or could be designated by the Company as a capital gain dividend. The amount withheld is creditable against the Non-U.S. Shareholder's FIRPTA tax liability.

   Gain recognized by a Non-U.S. Shareholder upon a sale of Common Stock generally will not be taxed under FIRPTA if the Company is a "domestically controlled REIT," defined generally as a REIT in which at all times during a specified testing period less than 50% in value of the stock was held directly or indirectly by foreign persons. Following the USRealty Transaction, USRealty, a Luxembourg corporation, holds approximately 46.5% in value of the securities of the Company. In the event that USRealty and other stockholders of the Company who are Non-U.S. Shareholders own collectively 50% or more, in value, of the outstanding stock of the Company, the Company would cease to be a "domestically controlled REIT."

   If the Company does not qualify as a "domestically controlled REIT," a Non-U.S. Shareholder's sale of securities of the Company generally still will not be subject to U.S. tax under FIRPTA as a sale of a U.S. real property interest, provided that (i) the securities are "regularly traded" (as defined by the applicable Treasury regulations) on an established securities market, and
(ii) the selling Non-U.S. Shareholder held 5% or less of the Company's outstanding securities at all times during a specified testing period. The Company believes the Common Stock would be considered to be "regularly traded" for this purpose, and the Company has no actual knowledge of any Non-U.S. Shareholder (other than USRealty) that holds in excess of 5% of the Company's stock. In order to assist the Company in qualifying as a "domestically controlled REIT," the Articles of Incorporation contain certain provisions preventing any Non-U.S. Shareholder (other than USRealty and its affiliates) from acquiring additional shares of the Company's capital stock if, as a result of such acquisition, the Company would fail to qualify as a "domestically controlled REIT" (computed assuming that USRealty owns the maximum percentage of the Company's capital stock that it is permitted to own under the Special Shareholder Limit). The Company is unlikely to be able to advise a prospective Non-U.S. Shareholder that its purchase of any shares of the Company's capital stock would not violate this prohibition, thereby subjecting such prospective Non-U.S. Shareholder to the adverse consequences described under "Description of Common Stock--Restrictions on Transfer--Violation of Ownership Limitations." Accordingly, an acquisition of the Company's capital stock would not likely be a suitable investment for Non-U.S. Shareholders other than USRealty.

   If the gain on the sale of Common Stock were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as domestic shareholders with respect to such gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), and the purchaser of the Common Stock would be required to withhold and remit to the IRS 10% of the purchase price.

   Finally, Congress is considering legislation that could require the Company, if it were not to qualify as a "domestically controlled REIT," to withhold and remit to the IRS 10% of all distributions that are not treated either as ordinary dividends or "capital gain dividends" and that are made to Non-U.S. Shareholders who hold more than 5% of the Company's stock. The applicable Non-U.S. Shareholder could seek a refund of such withheld amounts to the extent the Non-U.S. Shareholder did not recognize taxable gain as a result of such distribution.

TAXATION OF HOLDERS OF PREFERRED STOCK OR COMMON STOCK WARRANTS

   Additional Tax Consequences for Holders of Preferred Stock or Common Stock Warrants. If the Company offers one or more series of Preferred Stock or Common Stock Warrants, then there may be tax consequences for the holders of such Securities not discussed herein. For a discussion of any such additional consequences, see the applicable Prospectus Supplement.

OTHER TAX CONSIDERATIONS

   Effect of Tax Status of Carr Realty, L.P. and Other Partnerships on REIT Qualification. The Company believes that Carr Realty, L.P., CarrAmerica Realty, L.P., and each other partnership and limited liability company in which it holds an interest are properly treated as partnerships for tax purposes (and not as associations taxable as corporations). If, however, either Carr Realty, L.P. or CarrAmerica Realty, L.P. were treated as an association taxable as a corporation, the Company would cease to qualify as a REIT. If any of the other partnerships were treated as an association taxable as a corporation and the Company's interest in such partnership exceeded 10% of the partnership's voting interests or the value of such interest exceeded 5% of the value of the Company's assets, the Company would cease to qualify as a REIT. Furthermore, in such a situation, any partnership treated as a corporation would be subject to corporate income taxes, and distributions from any such partnership to the Company would be treated as dividends, which are not taken into account in satisfying the 75% gross income test described above and which therefore could make it more difficult for the Company to meet the 75% asset test described above. Finally, in such a situation, the Company would not be able to deduct its shares of any losses generated by any such partnership in computing its taxable income.

   Tax Allocations with Respect to the Properties. Carr Realty, L.P. was formed by way of contributions of appreciated property. When property is contributed to a partnership in exchange for an interest in the partnership, the partnership generally takes a carryover basis in that property for tax purposes equal to the adjusted basis of the contributing partner in the property, rather than a basis equal to the fair market value of the property at the time of contribution (this difference is referred to as "Book-Tax Difference"). The Carr Realty, L.P. partnership agreement requires allocations of income, gain, loss and deduction with respect to the contributed Property be made in a manner consistent with the special rules in 704(c) of the Code and the regulations thereunder, which will tend to eliminate the Book-Tax Differences with respect to the contributed Properties over the life of Carr Realty, L.P. However, because of certain technical limitations, the special allocation rules of Section 704(c) may not always entirely eliminate the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed Properties in the hands of Carr Realty, L.P. could cause the Company (i) to be allocated lower amounts of depreciation and other deductions for tax purposes than would be allocated to the Company if all Properties were to have a tax basis equal to their fair market value at the time the Properties were contributed to Carr Realty, L.P., and (ii) possibly to be allocated taxable gain in the event of a sale of such contributed Properties in excess of the economic or book income allocated to the Company as a result of such sale.

   Non-Qualified REIT Subsidiaries. The Non-qualified REIT Subsidiaries do not qualify as REITs and thus pay Federal, state and local income taxes (including District of Columbia franchise tax) on their net income at normal corporate rates. To the extent the Non-qualified REIT Subsidiaries are required to pay Federal, state and local income taxes, the cash available for distribution to stockholders will be reduced accordingly.

   State and Local Taxes; District of Columbia Unincorporated Business Tax. The Company and its stockholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of the Company and its stockholders may not conform to the Federal income tax consequences discussed above. In this regard, the District of Columbia imposes an unincorporated business income tax, at the rate of 9.975%, on the "District of Columbia taxable income" of partnerships doing business in the District of Columbia. Because many of the Properties owned by Carr Realty, L.P. are located in the District of Columbia, the Company's share of the "District of Columbia taxable income" of Carr Realty, L.P. will be subject to this tax. Carr Realty, L.P. has taken steps to attempt to reduce the amount of income that is considered

"District of Columbia taxable income," but it is likely that at least some portion of the income attributable to the Properties located in the District of Columbia will be subject to the District of Columbia tax. To the extent Carr Realty, L.P. is required to pay the District of Columbia unincorporated business income tax, the cash available for distribution to the Company and, therefore, to its stockholders as dividends will be reduced accordingly. This tax would not apply if the Company were to own and operate its assets directly, rather than through Carr Realty, L.P.; however, the Company's ability to eliminate Carr Realty, L.P. and thus own directly the assets currently owned by Carr Realty, L.P. is severely limited.

                             PLAN OF DISTRIBUTION

GENERAL

   The Company may sell Securities in or through underwriters for public offer and sale by them, and also may sell Securities offered hereby to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

   Underwriters may offer and sell the Securities at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale or at negotiated prices. The Company also may, from time to time, authorize underwriters acting as the Company's agents to offer and sell Securities upon terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of the Securities, underwriters may be deemed to have received compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

   Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of the Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements to be entered into with the Company, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act.

   If so indicated in the applicable Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company at the public offering price set forth in such Prospectus Supplement pursuant to delayed delivery contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Securities sold pursuant to Contracts shall be not less nor more than, the respective amounts stated in the applicable Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to the approval of the Company. Contracts will not be subject to any conditions except (i) the purchase by an institution of the Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject, and (ii) if the Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Securities less the principal amount thereof covered by Contracts.

   Certain of the underwriters and their affiliates may be customers of, engage in transactions with and perform services for the Company and its Subsidiaries in the ordinary course of business.

PARTICIPATION RIGHTS


   In conjunction with the USRealty Transaction, so long as USRealty owns at least 25% of the outstanding Common Stock of the Company on a fully diluted basis, USRealty will be entitled (except in certain limited circumstances), upon compliance with certain specified conditions, to a participation right to purchase or subscribe for, either as part of such issuance or in a concurrent issuance, a total number of shares of Common Stock or Preferred Stock, as the case may be, equal to up to 30% (or 35% in certain circumstances) of the total number of shares or of Common Stock or Preferred Stock, as applicable, proposed to be issued by the Company. All purchases pursuant to such participation rights will be at the same price and on the same terms and conditions as are applicable to other purchasers hereunder.


                                LEGAL MATTERS

   The legality of the Debt Securities, the Preferred Stock, the Common Stock and the Common Stock Warrants offered hereby will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain federal tax matters will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C.

                                   EXPERTS

   The consolidated financial statements and financial statement schedule of the Company and the combined financial statements of the Carr Group, each incorporated herein by reference, have been incorporated in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

                              AVAILABLE INFORMATION


   The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected at the Public Reference Section maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the following regional offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and Seven World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company's Common Stock are listed on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission maintains a "web site" that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is "http://www.sec.gov".

   The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance, reference is made to the copy of such contract or documents filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference and the exhibits and schedules thereto. For further information regarding the Company and the Securities, reference is hereby made to the Registration Statement and such exhibits and schedules which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   The documents listed below have been filed by the Company under the Exchange Act with the Commission and are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1995;

         2. The Company's Current Report on Form 8-K dated March 29, 1996 and filed with the Commission on April 10, 1996 pursuant to the Exchange Act, and a Form 8-K/A related thereto and filed with the Commission on May 14, 1996, relating to the purchase of AT&T Center located in Alameda County, California;

         3. The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996;

         4. The Company's Current Report on Form 8-K dated April 30, 1996 and filed with the Commission on May 16, 1996 pursuant to the Exchange Act, relating to the closing of the USRealty Transaction;

         5. The Company's Current Report on Form 8-K dated May 24, 1996 and filed with the Commission on May 24, 1996 pursuant to the Exchange Act, relating to certain pro forma financial information;


         6. The Company's Current Report on Form 8-K dated June 27, 1996 and filed with the Commission on June 27, 1996 pursuant to the Exchange Act, relating to the purchase of certain properties and the presentation of certain historical financial information, and a Form 8-K/A related thereto dated July 16, 1996 and filed with the Commission on July 16, 1996 pursuant to the Exchange Act, relating to certain pro forma financial information;


         7. The Company's Current Report on Form 8-K dated July 10, 1996 and filed with the Commission on July 10, 1996 pursuant to the Exchange Act, relating to the proposed acquisition of certain properties; and


         8. The Company's Current Report on Form 8-K dated July 11, 1996 and filed with the Commission on July 11, 1996 pursuant to the Exchange Act, relating to the presentation of certain historical financial information.


   All documents  filed  subsequent to the date of this  Prospectus  pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act and prior to termination of the offering of all Securities to which this Prospectus relates shall be deemed to be incorporated by reference in this Prospectus and shall be part hereof from the date of filing of such document.

   Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus (in the case of a statement in a previously filed document incorporated or deemed to be incorporated by reference herein), in any accompanying Prospectus Supplement relating to a specific offering of Securities or in any other subsequently filed document that is also incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any accompanying Prospectus Supplement. Subject to the foregoing, all information appearing in this Prospectus and each accompanying Prospectus Supplement is qualified in its entirety by the information appearing in the documents incorporated by reference.

   The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon their written or oral request, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Written requests for such copies should be addressed to Secretary, CarrAmerica Realty Corporation, 1700 Pennsylvania Ave., N.W., Washington, D.C. 20006, telephone number (202) 624-7500.


========================================================       =======================================================


No dealer,  salesperson  or  other  individual has been
authorized  to  give  any information  or to  make  any
representation    other   than   those   contained   or
incorporated    by   reference    in   this  Prospectus
Supplement or the  Prospectus  in  connection  with the                           1,740,000 Shares
offer  made  by  this  Prospectus  Supplement  and  the
Prospectus and, if given or made,  such  information or
representations  must not be relied upon as having been                    CARRAMERICA REALTY CORPORATION
authorized  by  the  Company  or the  Placement  Agent.
Neither the delivery of this Prospectus  Supplement and
the   Prospectus   nor  any  sale  made  hereunder  and
thereunder  shall  under  any  circumstance  create  an                    Series A Cumulative Convertible
implication  that  there  has  been  no  change  in the                      Redeemable Preferred Stock
affairs  of the  Company  since the date  hereof.  This
Prospectus   Supplement   and  the  Prospectus  do  not
constitute  an offer or  solicitation  by anyone in any
state  in  which  such  offer  or  solicitation  is not
authorized  or in which the person making such offer or
solicitation  is not qualified to do so or to anyone to                          ------------------
whom it is unlawful to make such offer or solicitation.
                                                                               PROSPECTUS SUPPLEMENT
               ------------------------                                          -----------------

                   TABLE OF CONTENTS
                 Prospectus Supplement

The Company.................................      2
Recent Developments.........................      4
Use of Proceeds.............................      5
Capitalization..............................      6
Ratios of Earnings To Fixed Charges.........      6
Description of Series A Preferred Shares....      7
Federal Income Tax Considerations...........     12
Plan of Distribution........................     16
Legal Matters...............................     16

                      Prospectus
The Company.................................      2
Risk Factors................................      3
Use of Proceeds.............................      8
Ratios of Earnings to Fixed Charges.........      9
Description of Debt Securities..............     10
Description of Preferred Stock..............     21
Description of Common Stock.................     26
Description of Common Stock Warrants........     29
Federal Income Tax Considerations...........     29
Plan of Distribution........................     36
Legal Matters...............................     37
Experts.....................................     37
Available Information.......................     37
Incorporation of Certain Documents
     by Reference...........................     38                                   October 24, 1996


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